Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION
ENTERED 05/11/2020

In re:	Chapter 11

PIONEER ENERGY SERVICES CORP., et al.,[1]	Case No. 20-31425 (DRJ)

Debtors.	(Jointly Administered)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER APPROVING THE

DEBTORS’ DISCLOSURE STATEMENT AND CONFIRMING THE DEBTORS’ JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

(Relates to Docket Nos. 16 & 163)

The above-captioned debtors and debtors-in-possession (collectively, the “Debtors”),2 having:

a.

distributed on February 28, 2020 (i) the Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors [Docket No. 16] (as may be amended, modified, supplemented, or restated, the “Plan”), (ii) the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors [Docket No. 16] (as may be amended, modified, supplemented, or restated, the “Disclosure Statement”) and (iii) the applicable ballots for voting on the Plan (the “Ballots”[3] and, collectively with the Plan and Disclosure Statement, the “Solicitation Materials”) to Holders of Notes Claims (Class 5) entitled to vote on the Plan in accordance with the terms of title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Bankruptcy Local Rules of the United States

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, are as follows: Pioneer Energy Services Corp. (8619); Pioneer Coiled Tubing Services, LLC (6232); Pioneer Drilling Services, Ltd. (2497); Pioneer Fishing & Rental Services, LLC (4399); Pioneer Global Holdings, Inc. (4707); Pioneer Production Services, Inc. (1361); Pioneer Services Holdings, LLC (4706); Pioneer Well Services, LLC (7572); Pioneer Wireline Services Holdings, Inc. (6455); and Pioneer Wireline Services, LLC (2205). The headquarters for the above-captioned Debtors is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

[2]

Unless otherwise noted, capitalized terms not defined in this Findings of Fact, Conclusions of Law, and Order Approving the Debtors’ Disclosure Statement and Confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (this “Confirmation Order”) shall have the meanings ascribed to them in the Plan (as defined herein). The rules of interpretation set forth in Article I.B of the Plan shall apply to this Confirmation Order.

[3]	The forms of the Ballots for Holders of Notes Claims and Holders of Pioneer Interests are attached as Exhibits C-1 through C-6 to the Scheduling Motion.

Bankruptcy Court for the Southern District of Texas (the “Local Rules”), the Procedures for Complex Chapter 11 Cases in the Southern District of Texas (effective February 24, 2020) (the “Complex Rules”) and applicable nonbankruptcy law, as evidenced by the Affidavit of Service [Docket No. 271] (the “Solicitation Affidavit”);

b.	commenced on March 1, 2020 (the “Petition Date”) the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

c.	filed,[4] on March 2, 2020, the Plan and the Disclosure Statement;

d.

filed, on March 2, 2020, the Emergency Motion of Debtors For Entry of an Order (I) Scheduling Combined Hearing On (A) Adequacy of Disclosure Statement and (B) Confirmation of Prepackaged of Plan; (II) Conditionally Approving Disclosure Statement; (III) Approving Solicitation Procedures and Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (IV) Fixing Deadline to Object to Disclosure Statement and Prepackaged Plan; (V) Approving Notice and Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases; (VI) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement of Filing Statements of Financial Affairs and Schedules of Assets and Liabilities; (VII) Approving Rights Offering Procedures; and (VIII) Granting Related Relief [Docket No. 19] (the “Scheduling Motion”), pursuant to which the Debtors sought, among other things, approval of the process by which the Debtors would solicit votes on the Plan from certain Holders of Notes Claims and Holders of Pioneer Interests on a postpetition basis (the “Postpetition Solicitation”);

e.	filed, on the March 2, 2020, the Declaration of Lorne Phillips in Support of Chapter 11 Petitions and First Day Motions [Docket No. 20], detailing the facts and circumstances of the Chapter 11 Cases;

f.

caused to be served, on March 5, 2020, the Notice of Commencement of Cases under Chapter 11 of the Bankruptcy Code and Summary of Joint Prepackaged Chapter 11 Plan and Notice of Hearing to Consider (A) Adequacy of Disclosure Statement; (B) Confirmation of Plan of Reorganization; and (C) Related Materials (the “Combined Notice”), which contained notice of the commencement of the Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement, and the Notice of Non-Voting Status (the “Notice of Non-Voting Status” and, together with the Combined Notice, the “Notices”) on potential Holders of Claims and Interests in non-voting Classes other than Classes

[4]	Unless otherwise indicated, use of the term “filed” in this Confirmation Order refers also to the service of the applicable documents filed on the docket in the Chapter 11 Cases, as applicable.

7 and 9, which informed recipients of their status as Holders of Claims in non-voting classes and included a form by which holders could elect to opt out of the Third-Party Release by checking a prominently featured and clearly labeled box, in each case as evidenced by the Affidavit of Service [Docket No. 133] (the “Combined Notice and Notice of Non-Voting Status Affidavit”);

g.

distributed, on March 6, 2020, the Solicitation Materials to Holders of Pioneer Interests (Class 10) entitled to vote on the Plan in accordance with the terms of the Bankruptcy Code, the Local Rules, the Complex Rules, and the order approving the Scheduling Motion [Docket No. 81] (the “Scheduling Order”), which, among other things, conditionally approved the Disclosure Statement for the Postpetition Solicitation and approved the Debtors’ solicitation procedures (the “Solicitation Procedures”) with respect to the Plan as set forth therein, as evidenced by the Solicitation Affidavit;[5]

h.

distributed, on March 6, 2020, the Rights Offering Procedures, Subscription Forms, and related materials (collectively, the “Rights Offering Materials”) in accordance with the Scheduling Order and applicable nonbankruptcy laws, as evidenced by the Solicitation Affidavit;

i.

caused notice of the Confirmation Hearing to be published on March 10, 2020, in the Houston Chronicle, USA Today and San Antonio Express-News (the “Publication Notice”), as evidenced by the Affidavit of Publication [Docket Nos. 156, 157, 158] (together, with the Solicitation Affidavit and Combined Notice and Notice of Non-Voting Status Affidavit, the “Affidavits”), consistent with the Scheduling Order;

j.

filed, on April 1, 2020, the Supplement to Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors [Docket No. 163] (the “Disclosure Statement Supplement”) and, which, for purposes of this Confirmation Order, is included in the definition of “Disclosure Statement”);

k.

caused to be served, on April 1, 2020, the Disclosure Statement Supplement on Holders of Claims and Interests in the classes of Claims and Interests entitled to vote on the Plan (Classes 5 and 10), as evidenced by the Affidavit of Service;

l.

filed, on April 4, 2020, the Emergency Motion of Debtors for Entry of an Order Approving (I) Adjournment of Combined Hearing and (II) Extension of Related Deadlines [Docket No. 175] (the “Adjournment Motion”), pursuant to which the Debtors sought, among other things, adjournment of the Confirmation Hearing and extension of related dates and deadlines set forth in a proposed notice of adjournment attached as Exhibit A to the Adjournment Motion (the “First Adjournment Notice”);

[5]

The Disclosure Statement sent to Holders of Class 10 Pioneer Interests included certain non-material modifications from the version of the Disclosure Statement filed with the Court, including the adding of the Pioneer Interests Voting Record Date and removing any references indicating that such solicitation of Holders of Class 10 Pioneer Interests was a Prepetition Solicitation.

m.	filed, on April 5, 2020, the First Adjournment Notice [Docket No. 177], which provided notice of adjournment of the Confirmation Hearing and related dates deadlines;

n.

filed, on April 8, 2020, the Notice of Filing of Plan Supplement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors [Docket No. 194] (as may have been subsequently modified, supplemented, or otherwise amended from time to time, the “Initial Plan Supplement” and, which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”) and which includes the following exhibits: the (a) Backstop Commitment Agreement, (b) form of New Organizational Documents, (c) form of Registration Rights Agreement, (d) Schedule of Rejected Executory Contracts and Unexpired Leases, (e) form of Exit ABL Credit Agreement, (f) form of New Indenture, (g) form of New Convertible Bond Indenture, (h) form of Employee Incentive Plan, (i) form of Post-Filing Severance Plan and (j) document explaining who will be selected to serve on the New Board of Reorganized Pioneer;

o.

filed, on April 20, 2020, the Notice of Further Adjournment of Combined Hearing [Docket No. 233] (the “Second Adjournment Notice” and, together with the First Adjournment Notice, the “Adjournment Notices”), which provided notice of further adjournment of the Confirmation Hearing;

p.

filed, on April 30, 2020, the Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Ballots Cast on the Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors [Docket No. 279], which detailed the final results of the Plan voting process (as may be amended, modified, or supplemented, the “Voting Certification”);

q.

filed, on May 3, 2020, the Debtors’ (I) Memorandum of Law In Support of an Order Approving the Debtors’ Disclosure Statement on a Final Basis and Confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization and (II) Reply to the Minority Objecting Noteholders’ Objection Thereto [Docket No. 300] (the “Confirmation Brief”);

r.

filed, on May 7, 2020, the Notice of Filing of Amended Plan Supplement [Docket No. 314] (the “Amended Plan Supplement” and, together with the Initial Plan Supplement, the “Plan Supplement”, and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”) and which includes the amended Schedule of Rejected Executory Contracts and Unexpired Leases; and

s.	operated their businesses and managed their properties during the Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Consenting Term Lenders and certain Consenting Noteholders (the “Participating Noteholders”) having:

a.	filed, on May 9, 2020, the Transaction Agreement By and Among the Consenting Term Lenders and the Participating Noteholders [Docket No. 316] (the “Transaction Agreement”).

The Court having:

a.	entered, on March 2, 2020, the Scheduling Order;

b.

entered, on April 13, 2020, the Order of Referral to Mediation and Amended Scheduling Order for Confirmation Hearing [Docket No. 211] referring the Debtors, an ad hoc group of Noteholders and an ad hoc group of Prepetition Term Lenders to mediation (the “Mediation”) before Judge Marvin Isgur and reviewed the Transaction Agreement;

c.

set May 11, 2020, at 1:30 p.m. (prevailing Central Time), as the date and time for the Confirmation Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Scheduling Order and amended by the Notices of Adjournment;

d.

reviewed the Plan, the Plan Supplement, the Disclosure Statement, the Disclosure Statement Supplement, the Confirmation Brief, the Voting Certification, the Notices, the Affidavits, the Ballots and all pleadings, exhibits, statements, responses and comments regarding Confirmation, including all objections, statements and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

e.	held the Confirmation Hearing;

f.	heard the statements, arguments, and objections, if any, made by counsel in respect of Confirmation;

g.	considered all oral representations, affidavits, testimony, documents, filings, and other evidence regarding Confirmation;

h.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the Chapter 11 Cases; and

i.	overruled any and all objections to the Plan and to Confirmation and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated herein.

NOW, THEREFORE, the Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and all evidence proffered or adduced by counsel at the Confirmation Hearing and the entire record of these Chapter 11 Cases establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following Findings of Fact and Conclusions of Law and Orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction; Venue; Core Proceeding (28 U.S.C. § 1334(a)).

2. The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. § 1334. The Court has exclusive jurisdiction to enter a Final Order determining that the Disclosure Statement and the Plan comply with all of the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. Approval of the Disclosure Statement, including the associated Solicitation Procedures, and Confirmation of the Plan are core proceedings within the meaning of 28 U.S.C. § 157(b)(2).

C.	Eligibility for Relief.

3. The Debtors are proper entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Chapter 11 Petitions.

4. On the Petition Date, each Debtor commenced a voluntary case under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official statutory committee, trustee, or examiner, as applicable, has been appointed in the Chapter 11 Cases pursuant to sections 1102 or 1104 of the Bankruptcy Code. In accordance with the Order (I) Directing Joint Administration of Related Chapter 11 Cases and (II) Granting Related Relief [Docket No. 37], the Chapter 11 Cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

E.	Judicial Notice.

5. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases.

F.	Notice.

6. As evidenced by the Affidavits, due, timely, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Confirmation Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to: (a) the Office of the U.S. Trustee for the Southern District of Texas; (b) entities listed as holding the 30 largest unsecured claims against the Debtors on the Petition Date (on a consolidated basis); (c) counsel to Wells Fargo Bank, National Association, as agent under the Prepetition ABL Credit Agreement, dated as of November 8, 2017, as amended from time to time, Goldberg Kohn Ltd., 55 East Monroe Street, Suite 3000, Chicago, IL 60603; and Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, TX 77002-2770; (d) counsel to the Ad Hoc Group of Prepetition Term Loan Lenders, Vinson & Elkins LLP, the Grace Building, 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036 (Attn: David S. Meyer, Esq. and Steven Zundell, Esq.); (e) counsel to Wilmington Trust, National Association, as agent under the Prepetition Term Loan Agreement, Covington & Burling LLP, 620 8th Ave, New York, NY 10018; (f) counsel to the Ad Hoc Group of Noteholders, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 (Attn: Damian S. Schaible, Esq. and Natasha Tsiouris, Esq.); (g) counsel to PNC Bank, National Association, as agent under the Proposed DIP Facility, Blank Rome LLP, One Logan Square, 130 North 18th Street, Philadelphia, PA 19103; and Blank Rome LLP, 717 Texas Ave., Suite 1400, Houston, TX 77002; (h) the Office of the United States Attorney for the Southern District of Texas; (i) the state attorneys general for states in which the Debtors’ conduct business; (j) the Internal Revenue Service; (k) the Securities and Exchange Commission; (l) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; and (m) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (m), the “Core Notice Parties”); and (n) all parties in interest listed on the Debtors’ creditor matrix. Given the expedited nature of the Chapter 11 Cases, the Debtors have gone to great lengths to ensure that all parties in interest received sufficient due process. All parties in interest had the opportunity to appear and be heard at the Confirmation Hearing, and no other or further notice is required. Further, the Publication Notice was published in the Houston Chronicle, USA Today and San Antonio Express-News on March 10, 2020 in compliance with the Scheduling Order and Bankruptcy Rule 2002(l). Such notice was adequate and sufficient under the facts and circumstances of the Chapter 11 Cases pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002 and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

G.	Disclosure Statement.

7. The Disclosure Statement, including the Disclosure Statement Supplement, contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act (to the extent applicable), and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and is approved in all respects.

H.	Ballots.

8. The Classes of Claims and Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
5	Notes Claims
10	Pioneer Interests

9. The Ballots the Debtors used to solicit votes to accept or reject the Plan from Holders in the Voting Classes adequately addressed the particular needs of the Chapter 11 Cases and were appropriate for Holders in the Voting Classes to vote to accept or reject the Plan, and were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Rules, and any other applicable rules, laws, and regulations.

I.	Solicitation and Rights Offering.

10. The solicitation of votes on the Plan complied with the Solicitation Procedures, as described in the Voting Certification, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Rules, and any other applicable rules, laws, and regulations.

11. As described in the Voting Certification, prior to and following the Petition Date, the Solicitation Materials, and, following the Petition Date, the Combined Notice, were transmitted and served, including to all Holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018 thereof, the Local Rules, the Scheduling Order, and any applicable nonbankruptcy law. Additionally, on March 5, 2020, the Combined Notice was served on the Debtors’ entire creditor matrix6 and the Notice of Non-Voting Status was served on Holders of Claims and Interests in the Non-Voting Classes (except Classes 7 and 9) in accordance with the Scheduling Order. On April 1, 2020, the Disclosure Statement Supplement was served on Holders of Claims and Interests in the Voting Classes. Transmission and service of the Solicitation Materials, the Notices and the Disclosure Statement Supplement was timely, adequate, and sufficient under the facts and circumstances of the Chapter 11 Cases. The Notices adequately summarized the material terms of the Plan, including classification and treatment of claims and the release, exculpation, and injunction provisions of the Plan. The Ballots and the Notice of Non-Voting Status provided the opportunity to opt out of the Third-Party Release. Because such transmittal and service were adequate and sufficient based upon the circumstances of the Chapter 11 Cases, conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Rules, the Scheduling Order, and any other applicable rules, laws, and regulations, no other or further notice is necessary or shall be required.

[6]	(See Combined Notice and Notice of Non-Voting Status Aff.)

12. As set forth in the Voting Certification, the Solicitation Materials were distributed to Holders in the Voting Classes that held a Claim as of February 27, 2020 (the “Notes Claim Voting Record Date”) or Interest as of March 3, 2020 (the “Pioneer Interest Voting Record Date” and, together with the Notes Claim Voting Record Date, the “Voting Record Dates”) (the dates specified in such documents for the purpose of the solicitation). The establishment and notice of the Voting Record Dates was reasonable and sufficient.

13. The thirty (30) Business Day period during which the Debtors solicited acceptances or rejections to the Plan from Holders of Class 5 Notes Claims was a reasonable and sufficient period of time for such Holders of Class 5 Notes Claims to make an informed decision to accept or reject the Plan.

14. The twenty-five (25) Business Day period during which the Debtors solicited acceptances or rejections to the Plan from Holders of Class 10 Pioneer Interests was a reasonable and sufficient period of time for Holders of Class 10 Pioneer Interests to make an informed decision to accept or reject the Plan.

15. Under section 1126(f) of the Bankruptcy Code, Holders of Claims in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (ABL Claims), Class 4 (Prepetition Term Loan Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims) and Class 9 (Intercompany Interests) (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. The Debtors were not required to solicit votes from the Holders of Claims in Class 8 (Subordinated Claims), which were deemed to reject the Plan (the “Deemed Rejecting Class” and, together with the Deemed Accepting Classes, the “Non-Voting Classes”). Nevertheless, the Debtors served Holders in the Non-Voting Classes with the Combined Notice and, except for Classes 7 and 9, with the Notice of Non-Voting Status.

J.	Voting.

16. On April 30, 2020, the Voting Certification was filed with the Court, certifying the method and results of the Ballots tabulated for Class 5 (Notes Claims) and Class 10 (Pioneer Interests). As evidenced by the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, the Local Rules, the Complex Rules, and any applicable nonbankruptcy law, rule or regulation.7

K.	Plan Supplement.

17. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper and in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Rules, and the Scheduling Order, and all other applicable laws, rules and regulations. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan and the Restructuring Support Agreement and the consent rights of the Consenting Stakeholders thereunder, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date. The Core Notice Parties and Holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement. The transmittal and notice of the Plan Supplement (and all documents identified therein) were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and were conducted in good faith. No other or further notice with respect to the Plan Supplement (and all documents identified therein) is necessary or shall be required.

[7]

Pursuant to the Voting Certification, out of an abundance of caution, all Ballots received by the Voting Agent after the Voting Deadline were accepted and allowed to be counted. Accordingly, such Ballots received after the Voting Deadline were included in the final tabulation of votes to accept or reject the Plan.

L.	Modifications to the Plan.

18. Pursuant to, and in compliance with section 1127 of the Bankruptcy Code, the Debtors proposed certain immaterial modifications to the Plan as reflected herein (the “Plan Modifications”). In accordance with Bankruptcy Rule 3019, the Plan Modifications do not (i) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (ii) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (iii) materially or adversely affect or change the treatment of any Claims or Interests, (iv) require re-solicitation of any Holders of Claims or Interests, or (v) require that any such Holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Under the circumstances, the form and manner of notice of the proposed Plan Modifications are adequate, and no other or further notice of the proposed Plan Modifications is necessary or required. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims or Interests who voted to accept the Plan or who are conclusively presumed to have accepted the Plan, as applicable, are deemed to have accepted the Plan as modified by the Plan Modifications. No Holder of a Claim that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Plan Modifications.

M.	Objections.

19. To the extent that any objections (whether formal or informal), reservations of rights, statements or joinders with respect to Confirmation have not been resolved, withdrawn, waived, or settled prior to entry of this Confirmation Order or otherwise resolved herein, they are hereby overruled on the merits based on the record before the Court.

N.	Burden of Proof.

20. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence. In addition, to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

O.	Bankruptcy Rule 3016.

21. The Plan and all modifications thereto are dated and identify the Debtors as the proponents of the Plan, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b). The discharge, release, injunction, and exculpation provisions of the Plan are set forth in bold therein and in the Disclosure Statement, thereby complying with Bankruptcy Rule 3016(c).

P.	Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).

22. The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code. More particularly:

a.

Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). As required by section 1123(a)(1), in addition to Administrative Claims (including Accrued Professional Compensation Claims and Statutory Fees), DIP Facility Claims and Priority Tax Claims, which need not be classified, Article III of the Plan designates ten (10) Classes of Claims and Interests. As required by section 1122(a) of the Bankruptcy Code, the Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, the classifications were not implemented for improper purposes, and such Classes do not unfairly discriminate between or among Holders of Claims and Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

b.

Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (ABL Claims), Class 4 (Prepetition Term Loan Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims), and Class 9 (Intercompany Interests) are Unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

c.

Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan sets forth the treatment of Class 5 (Notes Claims), Class 8 (Subordinated Claims) and Class 10 (Pioneer Interests) which are Impaired under the Plan, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

d.

No Discrimination (11 U.S.C. § 1123(a)(4)). Article III of the Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class except to the extent that a Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

e.

Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents included in the Plan Supplement provide adequate and proper means for implementation of the Plan, including: (i) the restructuring of the Debtors’ balance sheet and other financial transactions provided for by the Plan; (ii) the adoption and filing of the New Organizational Documents; (iii) the issuance of the New Equity, Stapled Special Voting Stock (if any), New Convertible Bonds and New Secured Bonds; (iv) the authorization and adoption of the Restructuring Documents; (v) the authorization of the Restructuring Transactions, including the Rights Offering; (vi) authorization, adoption, and implementation of the Employee Incentive Plan and Post-Filing Severance Plan; (vii) the cancellation of certain existing agreements, obligations, and instruments; (viii) the continued vesting of the assets of the Debtors’ Estates in the Reorganized Debtors; (ix) the execution, delivery, filing, or recording of all contracts, Securities, instruments, releases, and other agreements or documents in furtherance of the Plan; and (x) provisions governing distributions under the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code;

f.

Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). To the extent applicable to these Chapter 11 Cases, the New Organizational Documents will prohibit the issuance of non-voting securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

g.

Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). The Plan Supplement and Article IV.K of the Plan (as amended pursuant to this Confirmation Order) contain provisions with respect to the manner of selection of directors and officers of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders and public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

h.

Additional Plan Provisions (11 U.S.C. § 1123(b)). The additional provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, and therefore are consistent with § 1123(b) of the Bankruptcy Code:

(i)

Impairment/Unimpairment of Any Class of Claims or Interests (11 U.S.C. § 1123(b)(1)). The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Specifically, pursuant to the Plan, Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (ABL Claims), Class 4 (Prepetition Term Loan Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims), and Class 9 (Intercompany Interests) are Unimpaired, and Class 5 (Notes Claims), Class 8 (Subordinated Claims) and Class 10 (Pioneer Interests) are Impaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

(ii)

Assumption and Rejection of Executory Contracts or Unexpired Leases (11 U.S.C. § 1123(b)(2)). The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides for the assumption of all of the Debtors’ Executory Contracts and Unexpired Leases, and the payment of Cure Claims, if any, related thereto to the extent not previously assumed, assumed and assigned, or rejected during the Chapter 11 Cases pursuant to section 365 of the Bankruptcy Code.

(iii)

Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)). The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. In accordance with section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, except as stated otherwise in the Plan or this Confirmation Order, the provisions of the Plan constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, subordination, and other legal rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The compromise and settlement of such Claims and Interests embodied in the Plan and reinstatement and unimpairment of Claims and Interests in other Classes identified in the Plan are in the best interests of the Debtors, the Estates, and all Holders of all Claims and Interests, and are fair, equitable, and reasonable.

Article VIII.C of the Plan describes certain releases granted by the Debtors (the “Debtor Release”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release. For the reasons set forth on the record of these Chapter 11 Cases and the evidence proffered or adduced at the Confirmation Hearing, such release is an integral and necessary part of the Plan and is fair, reasonable, and in the best interests of the Debtors, the Estates, and Holders of Claims and

Interests. Also, the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Released Claims released by the Debtors, the Reorganized Debtors, and the Estates; (c) given and made after due notice and opportunity for hearing; and (d) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any Claim or Cause of Action released pursuant to the release described in Article VIII.C of the Plan.

Article VIII.D of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). With respect to Holders of Claims and Interests who did not properly opt-out, the Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Releasing Parties regarding the parties’ respective obligations under the Plan and with respect to the Debtors and the Reorganized Debtors. The Ballots sent to all Holders of Claims and Interests entitled to vote on the Plan and the Notice of Non-Voting Status sent to Holders in the Non-Voting Classes (except for Classes 7 and 9) referenced the Third-Party Release, included the full text of the Third-Party Release as set forth in Article VIII.D in the Plan and an explanation that the Holders of Claims against or Interests in the Debtors that did not check the “Opt Out” box on the applicable Ballot or Notice of Non-Voting Status, returned in advance of the Voting Deadline, would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the Third Party Release. The Publication Notice published in the Houston Chronicle, USA Today and San Antonio Express-News on March 10, 2020 also referenced the Third-Party Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all Holders of Claims. Also, the Third-Party Release is: (a) in exchange for good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by the Third-Party Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

The Third-Party Release is an integral part of the Plan that is overwhelmingly supported by the Debtors’ creditors and Interest Holders. Like the Debtor Release, the Third-Party Release facilitated participation in both the Debtors’ Plan and the chapter 11 process generally. The Third-Party Release is instrumental to the Plan and was critical in incenting the parties, including the Consenting Term Lenders and Consenting Noteholders, to support the Plan. The Third-Party Release was a core negotiation point in connection with the Restructuring Support Agreement and instrumental in developing a Plan that maximized value for all of the

Debtors’ stakeholders. The Third-Party Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases. As such, the Third-Party Release appropriately offers certain protections to parties that constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan and the Restructuring Transactions. Furthermore, the Third-Party Release is consensual as all parties in interest, including all Releasing Parties, were provided notice of the Chapter 11 Cases, the Plan, and the deadline to object to confirmation of the Plan and properly informed that all Holders of Claims and Interests that did not check the “Opt Out” box on the applicable Ballot or Notice of Non-Voting Status, returned in advance of the Voting Deadline, would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all claims and Causes of Action against the Debtors and the Released Parties. Additionally, the release provisions of the Plan were conspicuous and emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Combined Notice and the Notice of Non-Voting Status.

Moreover, the Released Parties have made a substantial contribution to the Debtors’ reorganization. Among other things, (a) the Consenting Stakeholders negotiated a Restructuring Support Agreement with the Debtors under which the Consenting Noteholders agreed to equitize 100% of their Notes Claims while leaving unsecured creditors unimpaired, (b) the Plan has been accepted by the overwhelming majority of Holders of Notes Claims and Holders of Pioneer Interests, (c) the Backstop Parties agreed to backstop the Rights Offering, (d) the Consenting Noteholders agreed to purchase the New Secured Bonds and (e) the DIP Agent and DIP Lenders agreed to provide the Exit ABL Facility.

The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive, good faith, arms’-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in the Chapter 11 Cases in good faith and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ restructuring efforts, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan or any contract, instrument, release, or other agreement or document created or entered into, in connection with, or pursuant to the Restructuring Support Agreement, the Backstop Commitment Agreement, the Disclosure Statement, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan. The Exculpation, including its carve-out for fraud, gross negligence or willful misconduct, is entirely consistent with established practice in this jurisdiction and others.

The injunction provision set forth in Article VIII.F of the Plan (the “Injunction”) is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

Article IV.N of the Plan appropriately provides that, subject in all respects to Article VIII of the Plan and unless expressly stated otherwise in the Plan, the Reorganized Debtors will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The Plan is specific with respect to the Causes of Action to be retained by the Debtors, and all parties in interest received adequate notice with respect to the retention of such Causes of Action. The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

The release and discharge of all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Estates described in Article VIII.B of the Plan (the “Lien Release”) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

(iv)

Modification of Rights (11 U.S.C. § 1123(b)(5)). The Plan modifies the rights of Holders of Claims or Interests, as applicable, in Class 5 (Notes Claims), Class 8 (Subordinated Claims) and Class 10 (Pioneer Interests), and leaves Unimpaired the rights of Holders of Claims or Interests, as applicable, in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (ABL Claims), Class 4 (Prepetition Term Loan Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims) and Class 9 (Intercompany Interests).

(v)

Other Appropriate Provisions (11 U.S.C. § 1123(b)(6)). The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (A) distributions to Holders of Claims and Interests, (B) allowance of certain Claims, (C) indemnification obligations, and (D) retention of Court jurisdiction, thereby satisfying the requirements of section 1123(b)(6).

i.

Cure of Defaults (11 U.S.C. § 1123(d)). Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract or Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as reasonably practicable thereafter. Any disputed Cure Claims will be determined in accordance with the procedures set forth in Article V.C of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts or Unexpired Leases in compliance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

Q.	The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).

23. The Debtors have complied with the applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109 of the Bankruptcy Code and is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

c.

has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Rules, the Scheduling Order, applicable nonbankruptcy law, and all other applicable laws, rules, and regulations in transmitting the Plan, the Plan Supplement, the Disclosure Statement, the Disclosure Statement Supplement, the Ballots, and related documents and notices in soliciting and tabulating the votes on the Plan.

R.	Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).

24. The Debtors have proposed the Plan (including the Plan Supplement and all other documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan, the Restructuring Support Agreement, the Backstop Commitment Agreement, the process leading to Confirmation, including the Mediation, the support of Holders of Claims and Interests in the Voting Classes for the Plan, and the transactions to be implemented pursuant thereto. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates and to effectuate a successful reorganization of the Debtors. The Plan and the Plan Documents (as defined below) were the product of extensive negotiations conducted at arms’-length among the Debtors, the Consenting Stakeholders and their respective professionals. Further, the Plan’s classification, indemnification, settlement, discharge, exculpation, release, and injunction provisions have been negotiated in good faith and at arms’-length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and each is integral to the Plan, supported by valuable consideration, and necessary to the Debtors’ successful reorganization. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

S.	Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

25. Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, is subject to the approval of the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

T.	Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).

26. The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The Plan provides that the New Board of Reorganized Pioneer will initially be comprised of Reorganized Pioneer’s chief executive officer and others members selected in accordance with the Restructuring Support Agreement, and such directors shall be deemed elected or appointed, as applicable, and authorized to serve as directors of Reorganized Pioneer pursuant to the terms of the applicable New Organizational Documents of Reorganized Pioneer. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

U.	No Rate Changes (11 U.S.C. § 1129(a)(6)).

27. Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any rate change over which a governmental regulatory commission has jurisdiction.

V.	Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).

28. The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached as Exhibit E to the Disclosure Statement and the other evidence related thereto in support of Confirmation that was proffered or adduced at or prior to the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analyses and evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each Holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

W.	Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).

29. Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 3 (ABL Claims, Class 4 (Prepetition Term Loan Claims), Class 6 (General Unsecured Claims), Class 7 (Intercompany Claims), and Class 9 (Intercompany Interests) are Unimpaired by the Plan under section 1124 of the Bankruptcy Code and, accordingly, Holders of Claims and Interests in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Class 5 (Notes Claims) and Class 10 (Pioneer Interests) are Impaired by the Plan and have voted to accept the Plan by the requisite numbers and amounts of Claims and

Interests, as established by the Voting Certification. Holders of Claims in Class 8 (Subordinated Claims) will not receive or retain any property on account of their Claims and, accordingly, such Claims are Impaired and such Holders are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Moreover, Class 8 is a vacant class and is deemed to be eliminated from the Plan pursuant to Article III.G of the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

X.	Treatment of Claims Entitled to Priority Under § 507 of the Bankruptcy Code (11 U.S.C. § 1129(a)(9)).

30. The treatment of the DIP Facility Claims, the Administrative Claims, the Priority Tax Claims, the Other Priority Claims, and the Secured Tax Claims pursuant to Articles II and III of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

Y.	Acceptance By at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10)).

31. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Certification, the Voting Classes, each of which is Impaired, have voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

Z.	Feasibility (11 U.S.C. § 1129(a)(11)).

32. The financial projections attached as Exhibit F to the Disclosure Statement and the Disclosure Statement Supplement and the evidence that was proffered or adduced at or prior to the Confirmation Hearing: (a) are reasonable, persuasive, and credible; (b) have not been rebutted by other evidence; (c) utilize reasonable and appropriate methodologies and assumptions; (d) establish that the Plan is feasible and that there is a reasonable prospect of the

Reorganized Debtors being able to meet their financial obligations under the Plan and in the ordinary course of business, and that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. Therefore, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

AA.	Payment of Fees (11 U.S.C. § 1129(a)(12)).

33. As set forth in Article II.E of the Plan, all Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors on or before the Effective Date and amounts due thereafter shall be paid by the Reorganized Debtors until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

BB.	Retiree Benefits (11 U.S.C. § 1129(a)(13)).

34. Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for “retiree benefits” (as defined in section 1114 of the Bankruptcy Code) at levels established pursuant to section 1114 of the Bankruptcy Code. Article IV.Q of the Plan provides that, on and after the Effective Date, all retiree benefits in place as of the Effective Date shall remain in place and will continue to be paid in accordance with applicable law. Accordingly, the requirements of section 1129(a)(13) of the Bankruptcy Code have been satisfied.

CC.	No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).

35. The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

DD.	None of the Debtors is an Individual (11 U.S.C. § 1129(a)(15)).

36. None of the Debtors is an individual. Accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

EE.	No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).

37. The Debtors are a moneyed, business, or commercial corporation. Accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

FF.	“Cram Down” Requirements (11 U.S.C. § 1129(b)).

38. Class 8 (Subordinated Claims) is deemed to have rejected the Plan. Based upon the evidence proffered, adduced, and presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to the aforementioned Class, as required by sections 1129(b)(1) and 1129(b)(2) of the Bankruptcy Code, because to the extent the Plan treats any Classes differently, there are valid business, legal, and factual reasons to do so. Specifically, any Holders of Subordinated Claims are legally distinct in nature from all other Classes—no other Class has similar legal rights. Moreover, the Debtors are not aware of any Holders of Subordinated Claims. Thus, Class 8 is a vacant class and is deemed to be eliminated from the Plan pursuant to Article III.G of the Plan. Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by Class 8 (Subordinated Claims).

GG.	Only One Plan (11 U.S.C. § 1129(c)).

39. The Plan is the only plan filed in the Chapter 11 Cases, and, accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

HH.	Principal Purpose of the Plan (11 U.S.C. § 1129(d)).

40. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, thereby satisfying section 1129(d) of the Bankruptcy Code.

II.	Not Small Business Cases (11 U.S.C. § 1129(e)).

41. These Chapter 11 Cases are not small business cases, and accordingly section 1129(e) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

JJ.	Good Faith Solicitation and Acceptance (11 U.S.C. § 1125(e)).

42. Based on the record before the Court in the Chapter 11 Cases, the Debtors and each of the Consenting Stakeholders (as defined in the Restructuring Support Agreement) and each of their respective Affiliates, agents, representatives, members, principals, equity Holders (regardless of whether such interests are held directly or indirectly), officers, directors, partners (including both general and limited partners), managers, employees, advisers (including investment advisers), attorneys, and other professionals have acted in “good faith” within the meaning of sections 1125(e) and 1126(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Solicitation Procedures, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Complex Rules in connection with all of their respective activities relating to the support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the extension of financing under the DIP Facility and pursuant to the DIP Credit Agreement, the participation in the Rights Offering, consummation of the Restructuring Transactions, the Confirmation of the Restructuring Transactions and solicitation of acceptances of the Plan and, therefore, are entitled to the protections afforded by sections 1125(e) and 1126(e) of the Bankruptcy Code.

KK.	Satisfaction of Confirmation Requirements.

43. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

LL.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

44. Without limiting or modifying the rights of the Debtors and the Required Consenting Noteholders, the Required Consenting Stakeholders, the DIP Agent and the Exit ABL Agent, as applicable, under Article IX.C of the Plan (as amended herein), the Restructuring Support Agreement, the Backstop Commitment Agreement and the Transaction Agreement, each of the conditions precedent to the Effective Date, as set forth in Article IX.B of the Plan, the Restructuring Support Agreement, the Backstop Agreement and the Transaction Agreement has been or is reasonably likely to be satisfied or waived in accordance with Article IX.C of the Plan.

MM.	Plan Implementation.

45. The terms of the Plan, including the Plan Supplement and all exhibits and schedules thereto, and all other agreements, instruments, or other documents filed in connection with the Plan, and/or executed or to be executed in connection with the transactions contemplated by the Plan and all amendments and modifications of any of the foregoing made pursuant to the provisions of the Plan governing such amendments and modifications (collectively, the “Plan Documents”), are incorporated by reference, are approved in all respects, and constitute an integral part of this Confirmation Order.

NN.	Binding and Enforceable.

46. The Plan and the Plan Documents have been negotiated in good faith and at arms’-length and, subject to the occurrence of the Effective Date, shall bind any and all Holders of Claims or Interests and each such Holder’s respective agents, successors, and assigns (whether or not the Claim or Interest is Impaired under the Plan, whether or not such Holder has accepted or rejected the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in the Plan, each Entity acquiring property under the Plan or this

Confirmation Order, and any and all non-Debtor parties to Executory Contracts or Unexpired Leases with the Debtors. The Plan and the Plan Documents constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law. The Debtors are authorized to take any action reasonably necessary or appropriate to consummate the Plan and the transactions contemplated thereby.

OO.	Executory Contracts or Unexpired Leases.

47. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, and Article V of the Plan. Each assumption of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan shall be legal, valid, and binding upon the Debtors or the Reorganized Debtors and their successors and assigns and each non-Debtor party and its successors and assigns to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption were effectuated pursuant to an order of the Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order. Except as set forth in separate orders entered by the Court relating to assumption of Executory Contracts or Unexpired Leases, the Debtors have cured or provided adequate assurances that the Debtors or the Reorganized Debtors, as applicable, will cure defaults (if any) under or relating to each Executory Contract or Unexpired Lease assumed under the Plan.

PP.	New Organizational Documents

48. The New Organizational Documents are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. Entry into the New Organizational Documents is in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining to enter into the New Organizational Documents and have provided sufficient and adequate notice of the material terms of the New Organizational Documents, which material terms were filed in the Plan Supplement (as such terms may be amended, supplemented, or modified prior to the Effective Date in accordance with the Plan and the Restructuring Support Agreement). The terms and conditions of the New Organizational Documents are fair and reasonable, and the New Organizational Documents were negotiated in good faith and at arms’-length.

QQ.	Exemption from Securities Laws.

49. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the offering, issuance, and distribution of the New Equity (other than the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), whether on the Effective Date or any other date of a distribution thereafter, pursuant to the terms of the Plan or in accordance with this Confirmation Order, comply with section 1145 of the Bankruptcy Code and shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S., state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The issuance of all New Equity (other than the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) is or was in exchange for a portion of an Allowed Claim.

50. Pursuant to section 1145 of the Bankruptcy Code, the New Equity (other than the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) shall be freely tradeable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Organizational Documents; and (d) applicable regulatory approval, if any.

51. Each share of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity referred to in Article VII of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving New Equity.

52. In addition, issuance of the Subscription Rights and the offering and issuance of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock (if any), the Rights Offering Stapled Special Voting Stock (if any), the Premium Stapled Special Voting Stock (if any), and the New Secured Bonds shall be exempt from registration under the Securities Act and any other applicable state securities laws pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock (if any), the Rights Offering Stapled Special Voting Stock (if any), the Premium Stapled Special Voting Stock (if any), and the New Secured Bonds may only be resold by the Holders thereof pursuant to an effective registration statement, or exemption from the registration requirements, under the Securities Act.

RR.	Disclosure of Facts.

53. The Debtors have disclosed all material facts regarding the Plan, the Plan Documents, and the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtors.

SS.	Good Faith.

54. The Debtors have proposed the Plan with the legitimate and honest purposes of maximizing the value of each of the Debtors’ Estates for the benefit of their stakeholders. The Plan gives effect to many of the Debtors’ restructuring initiatives, including implementing value maximizing restructuring transactions. Accordingly, the Debtors (and all of their respective stockholders, members, officers, directors, agents, financial advisers, attorneys, employees, partners, Affiliates, and representatives) have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code and the aforementioned parties have acted in good faith within the meaning of sections 1125(e) and 1126(e) the Bankruptcy Code.

ORDER

BASED ON THE FOREGOING, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

55. Confirmation. The Plan, attached hereto as Exhibit 1, including all exhibits to the Plan, the Plan Supplement, and all exhibits to the Plan Supplement, shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan Documents are incorporated by reference into, and are an integral part of, the Plan and this Confirmation Order and are authorized and approved, and the Debtors are authorized to implement their provisions and consummate the Plan without any further authorization, except as expressly required by the Plan or this Confirmation Order.

56. Findings and Conclusions. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

57. Objections. All objections to Confirmation of the Plan and other responses, comments, statements, or reservation of rights, if any, in opposition to the Plan have been overruled to the extent not otherwise withdrawn, waived, or otherwise resolved by the Debtors prior to entry of this Confirmation Order, unless otherwise indicated herein. To the extent that any objections (including any reservations of rights contained therein) to confirmation of the Plan or other responses, comments, statements, or reservation of rights with respect to Confirmation of the Plan have not been withdrawn prior to entry of this Confirmation Order, such objections or other responses, comments, statements, or reservations of rights shall be, and hereby are, overruled on the merits, unless otherwise indicated herein. All withdrawn objections, if any, are deemed withdrawn with prejudice.

58. The Notices. The Combined Notice and the Notice of Non-Voting Status complied with the terms of the Scheduling Order, were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable nonbankruptcy law.

59. Solicitation. The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling Order, and applicable nonbankruptcy law.

60. Ballots. The forms of Ballots annexed as exhibits to the Scheduling Order are adequate and appropriate, are in compliance with Bankruptcy Rule 3018(c), substantially conform to Official Form B 314, and are approved in all respects.

61. Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Disclosure Statement, the Solicitation Procedures, the Voting Certification, and the Ballots are approved.

62. Plan Modifications and Amendments. The modifications, amendments, and supplements made to the Plan following the solicitation of votes thereon constitute technical changes and do not materially adversely affect or change the treatment of any Claims or Interests. After giving effect to such modifications, the Plan continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code. The filing of this Confirmation Order with the Court on May 11, 2020, which contains such modifications, and the disclosure of such modifications on the record at the Confirmation Hearing, constitute due and sufficient notice thereof. Accordingly, such modifications do not require additional disclosure or re-solicitation of votes under sections 1125, 1126, or 1127 of the Bankruptcy Code or Bankruptcy

Rule 3019, nor do they require that Holders of Class 5 Claims (Notes Claims) or Class 10 Interests (Pioneer Interests) be afforded an opportunity to change previously cast votes on the Plan. Holders of Class 5 Claims (Notes Claims) and Class 10 Interests (Pioneer Interests) who voted to accept the solicitation version of the Plan are deemed to accept the Plan as modified. The Plan, as modified, is therefore properly before this Court, and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

63. Solicitation of Disclosure Statement. The Disclosure Statement, including the Disclosure Statement Supplement, (a) contains adequate information of a kind that is consistent with the disclosure requirements of applicable nonbankruptcy law, (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (c) is approved in all respects. To the extent that the solicitation was deemed to constitute an offer of new securities, such solicitation is exempt from registration pursuant to section 4(a)(2) and Regulation D of the Securities Act. Specifically, section 4(a)(2) and Regulation D of the Securities Act create an exemption from the registration requirements under the Securities Act for transactions not involving a “public offering.” 15 U.S.C. § 77d(a)(2). The Debtors have complied with the requirements of section 4(a)(2) and Regulation D of the Securities Act as the prepetition solicitation of acceptances would constitute a private placement of securities. The solicitation was made on a prepetition basis only to those Holders of Class 5 Claims (Notes Claims) who are “accredited investors” (within the meaning of rule 501(a) of Regulation D of the Securities Act), as such creditors were required to certify on their Ballots that they were “accredited investors.”

64. Omission of Reference to Particular Plan Provisions. The failure to specifically describe or include any particular Plan Document or provision of the Plan in this Confirmation Order will not diminish or impair the effectiveness of such document or provision nor constitute a waiver thereof, it being the intent of the Court that the Plan is confirmed in its entirety, the Plan Documents are approved in their entirety, and all are incorporated herein by this reference.

65. No Action Required. No action of the respective directors, boards of directors, executives, equityholders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the Plan, including the Restructuring Documents.

66. Binding Effect. On the date of and after entry of this Confirmation Order, and subject to the occurrence of the Effective Date, the Plan, the Plan Documents, and this Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any Holder of a Claim or Interest and such Holder’s respective agents, successors, and assigns, whether or not: (a) such Claim or Interest is Impaired under the Plan; (b) such Holder has accepted the Plan; (c) such Holder has failed to vote to accept or reject the Plan or voted to reject the Plan; (d) such Holder is entitled to a distribution under the Plan; or (e) such Holder will receive or retain any property or interests in property under the Plan. The Plan, the Plan Documents, and this Confirmation Order constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan, the Plan Documents, and this Confirmation Order, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

67. Vesting of Assets. On the Effective Date, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, this Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to or in connection with the Plan, including the Plan Documents, Exit ABL Documentation and the New Indenture Documents, all property in each Estate, all Causes of Action and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

68. Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in connection with the Restructuring Documents, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or equity Holders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or equity Holders.

69. Plan Implementation. The Debtors or the Reorganized Debtors, as applicable, are authorized to enter into and effectuate the Restructuring Transactions, including entry into and consummation of the transactions contemplated in the Restructuring Documents. The Plan Documents shall, upon completion of documentation and execution, constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms and not in conflict with any law. The Debtors are authorized to take any action reasonably necessary or appropriate to consummate such Restructuring Documents and the Restructuring Transactions. On the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution, adoption, amendment and/or delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms as to which the applicable parties agree, including, without limitation, Reorganized Pioneer’s issuance of the New Equity, the Stapled Special Voting Stock, the New Secured Bonds and the New Convertible Bonds; (b) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (c) the execution, adoption, amendment and/or delivery of the applicable documents included in the Plan Supplement, including, but not limited to, the Restructuring Documents where relevant; and (d) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable law and the payment in full and in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III.B.4 of the Plan.

70. Except as otherwise provided in the Plan, each Reorganized Debtor, as applicable, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed.

71. On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable: (a) the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings, or other related documents; (b) the implementation of the Restructuring Transactions; and (c) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). On the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, or officers of the Debtors or the Reorganized Debtors.

72. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the Restructuring Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated in this Paragraph shall be effective notwithstanding any requirements under nonbankruptcy law.

73. The Backstop Commitment Agreement and the terms and provisions included therein are approved in their entirety. The Debtors are authorized and directed to implement the Backstop Commitment Agreement and execute, deliver, and implement any and all instruments, documents, and papers contemplated thereunder, to fully perform any and all obligations thereunder, and to take any and all actions reasonably necessary and appropriate to implement the terms of the Backstop Commitment Agreement.

74. The fees, indemnities and expenses provided for or permitted by the Backstop Commitment Agreement (including the Backstop Commitment Premium and Management Commitment Premium (each as defined in the Backstop Commitment Agreement) and the Debtors’ obligations to indemnify the Backstop Parties for the matters set forth in the Backstop Commitment Agreement (the “Backstop Indemnification Obligations”)) are hereby approved as reasonable, shall constitute allowed administrative expense claims pursuant to section 503(b) of the Bankruptcy Code and shall be subordinate in right of payment only to those Claims explicitly afforded more senior priority under the DIP Orders or the Plan, as applicable, and senior in right of payment to all other claims (of any nature) against the Debtors, now existing or hereafter arising, shall be non-refundable and shall not be subject to any avoidance, disgorgement, reduction, setoff, recoupment, offset, recharacterization, subordination (whether contractual, equitable, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment or any other challenges under any theory at law or in equity by any person or entity. The Debtors and the Reorganized Debtors, as applicable, are authorized and directed to pay the fees, indemnities and expenses provided for or permitted by the Backstop Commitment Agreement (including the Backstop Commitment Premium, the Management Commitment Premium and the Backstop Indemnification Obligations), each in accordance with its terms and as and when required by the Backstop Commitment Agreement, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as applicable, and any applicable Backstop Party, without further application to or order of the Court.

75. The Debtors or the Reorganized Debtors, as applicable, shall consummate the Rights Offering in accordance with the Rights Offering Procedures, the Backstop Commitment Agreement, the Scheduling Order, the order approving the Adjournment Motion and the Plan. The Rights Offering was conducted pursuant to, and in compliance with, the Rights Offering Procedures, the Backstop Commitment Agreement (as applicable) and the Plan. The consummation of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures, and any other condition specified in the Backstop Commitment Agreement (as applicable).

76. New Organizational Documents. The New Organizational Documents are hereby approved. The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Court or any other party, to make modifications to the New Organizational Documents in accordance with the Plan and the Restructuring Support Agreement, and to execute and deliver all agreements, documents, instruments, and certificates relating to the New Organizational Documents and take such other actions as deemed reasonably necessary and appropriate to perform their obligations thereunder. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the Exit ABL Documentation, the New Indenture Documents, the New Convertible Bond Indenture, the New Organizational Documents will be governed by the choice of law and jurisdictional provisions therein.

77. Preservation of Causes of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, as set forth in the Plan. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the Debtors’ failure to specify any Causes of Action in the Disclosure Statement, the Plan, the Plan Supplement or otherwise in no way limits the rights of the Reorganized Debtors as set forth above. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against it as indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan or this Confirmation Order.

78. Relative Rights and Priorities. Unless otherwise expressly provided in the Plan or this Confirmation Order, the allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Existing Intercreditor Agreement, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Agreement and the Indenture. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, the distributions under the Plan to the Holders of Allowed Claims and Allowed Interests will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

79. Release of Liens. Except as otherwise specifically provided in the Plan, this Confirmation Order, including paragraph 80 of this Confirmation Order, the Exit ABL Documentation and the New Indenture Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit ABL Documentation and New Indenture Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the request and expense of the Debtors or the Reorganized Debtors, the Prepetition ABL Agent and the Prepetition Term Loan Agent shall (i) execute and deliver all documents reasonably requested in writing by the Debtors, the Reorganized Debtors, or the Exit Agents to evidence the release of all mortgages, deeds of trust, Liens, pledges, and other security interests under the terms of the Prepetition ABL Documents, the Prepetition Term Loan Documents and the Existing Intercreditor Agreement First Lien, and (ii) authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable).

80. DIP Facility Claims. All DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to the “DIP Facility Obligations” (as defined in the DIP Credit Agreement), including, without limitation, (a) the principal amount outstanding under the DIP Credit Agreement on such date, (b) all accrued and unpaid interest thereon to the date of payment and (c) all reasonable and documented accrued and unpaid fees, expenses and noncontingent indemnification obligations payable under the DIP Credit Agreement and the DIP Orders.

81. The Allowed DIP Facility Claims and all Liens securing such Allowed DIP Facility Claims shall be indefeasibly paid in full, in Cash, by the Debtors or the Reorganized Debtors, as applicable, upon the effectiveness of the Exit ABL Facility (as set forth in the description of Restructuring Transactions in the Plan) with Cash proceeds from the Exit ABL Facility in accordance with the terms of the DIP Credit Agreement and the Final DIP Order. The payment in full, in Cash, by the Debtors or the Reorganized Debtors, as applicable, upon the effectiveness of the Exit ABL Facility, shall be pursuant to a payoff letter issued by the DIP Agent, which letter shall include release language acceptable to the Exit ABL Agent. For avoidance of doubt, all letters of credit issued pursuant to the DIP Credit Agreement and the Final DIP Order shall be deemed to have been issued under and pursuant to the Exit ABL Credit Agreement and the DIP Facility Claims evidenced thereby shall continue in full force and effect as “Obligations” (as defined in the Exit ABL Credit Agreement) of the Reorganized Debtors under the Exit ABL Credit Agreement.

82. Exit Facilities Documentation. On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facilities Documentation, in form and substance (i) with respect to the Exit ABL Documentation, acceptable to the Debtors, the Exit ABL Agent and the Required Consenting Noteholders, (ii) with respect to the New Indenture Documents, acceptable to the Debtors, the Required New Secured Bonds Commitment Parties and the Required Consenting Noteholders and (iii) subject to the consent rights set forth in the Restructuring Support Agreement, and without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Facilities Documentation). On the Effective Date, the Exit Facilities Documentation shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, this Confirmation Order or on account of the Confirmation or consummation of the Plan.

83. Designation of Directors and Officers Approved. The Plan provides that New Board of Reorganized Pioneer will initially be comprised of Reorganized Pioneer’s chief executive officer and others members selected in accordance with the Restructuring Support Agreement, and such directors shall be deemed elected or appointed, as applicable, and authorized to serve as directors of the Reorganized Debtors pursuant to the terms of the applicable New Organizational Documents of Reorganized Pioneer. Such appointment and designation is hereby approved and ratified as being in the best interests of the Debtors and creditors and consistent with public policy, and such directors and officers hereby are deemed elected and appointed, as applicable, to serve in their respective capacities as of the Effective Date without further action of the Bankruptcy Court, the Reorganized Debtors, or their security Holders.

84. Upon the Effective Date, the New Board shall take office and replace the then-existing board of directors of Pioneer. The existing board of directors of Pioneer shall be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

85. Exemption from Securities Laws. Pursuant to section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Equity to Holders of Class 5 Claims (Notes Claims) and Class 10 Interests (Pioneer Interests) complies with section 1145 of the Bankruptcy Code and shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable U.S., state, or local law requiring registration prior to the offering, issuance, distribution, or sale of securities.

86. In addition, under section 1145 of the Bankruptcy Code, the New Equity (other than the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) shall be freely tradeable by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Organizational Documents; and (d) applicable regulatory approval, if any.

87. In addition, issuance of the Subscription Rights and the offering and issuance of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock (if any), the Rights Offering Stapled Special Voting Stock (if any), the Premium Stapled Special Voting Stock (if any), and the New Secured Bonds shall be exempt from registration under the Securities Act and any other applicable state securities laws pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock (if any), the Rights Offering Stapled Special Voting Stock (if any), the Premium Stapled Special Voting Stock (if any), and the New Secured Bonds may only be resold by the Holders thereof pursuant to an effective registration statement, or exemption from the registration requirements, under the Securities Act.

88. Compliance with Section 1123(a)(6) of Bankruptcy Code. The adoption and filing of the New Organizational Documents are hereby authorized, ratified, and approved. The Debtors have complied in all respects, to the extent applicable to these Chapter 11 Cases, with section 1123(a)(6) of the Bankruptcy Code.

89. Plan Classification Controlling. The terms of the Plan shall govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. All rights of the Debtors and the Reorganized Debtors to seek to reclassify Claims are expressly reserved.

90. Immediate Binding Effect. Pursuant to section 1141 of the Bankruptcy Code and the other applicable provisions of the Bankruptcy Code, on or after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, the other Plan Documents and this Confirmation Order shall be immediately effective and enforceable and shall bind the Reorganized Debtors, the Released Parties, the Exculpated Parties, all Holders of Claims and Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the Holders of such Claims or Interests accepted or are deemed to have accepted the Plan), any other person giving, acquiring, or receiving property under the Plan, any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in the Chapter 11 Cases, and their respective heirs, executors, administrators, successors, or assigns, if any, of the foregoing. On the Effective Date, all settlements (including the Restructuring Support Agreement), compromises, releases (including the releases set forth in Articles VIII.B and VIII.C, and VIII.D of the Plan), waivers, discharges, exculpations, and injunctions set forth in the Plan shall be effective and binding on all Persons who may have had standing to assert any settled, compromised, released, waived, discharged, exculpated or enjoined Causes of Action after the Effective Date.

91. Distributions. All distributions pursuant to the Plan shall be made in accordance with Article VII of the Plan, and such methods of distribution are approved. For the avoidance of doubt, except as otherwise provided in the Plan or this Confirmation Order, nothing in the Plan or this Confirmation Order shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Claim or Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Claim or Unimpaired Claim, and the right to dispute or object to any such Claim or Unimpaired Claim.

92. Retained Assets. To the extent that the retention by the Debtors of assets held immediately prior to emergence in accordance with the Plan is deemed, in any instance, to constitute a “transfer” of property, such transfer of property to the Reorganized Debtors (a) is or shall be a legal, valid, and effective transfer of property, (b) vests or shall vest the Reorganized Debtors with good title to such property, free and clear of all Liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order (including with respect to the Liens securing obligations under the Exit Facilities), (c) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) does not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including by laws affecting successor or transferee liability.

93. Treatment of Executory Contracts and Unexpired Leases. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan shall be, and hereby are, approved in their entirety. For the avoidance of doubt, the Reorganized Debtors shall assume all Executory Contracts and Unexpired Leases, including any amendments, modifications, supplements, restatements, or other agreements related thereto, and all rights thereto (if any), including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless such Executory Contract and Unexpired Lease: (i) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (ii) has been previously rejected by a Final Order; (iii) is the subject of a motion to reject that is pending on the Confirmation Date; or (iv) is subject to a motion to reject pursuant to which the requested effective date of such rejection is after the Effective Date. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure Claim has been fully paid pursuant to Article V.C of the Plan shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

94. All Executory Contracts and Unexpired Leases of the Debtors that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases as being rejected, or that are otherwise rejected pursuant to the terms of the Plan or this Confirmation Order (collectively, the “Rejected Contracts”), are rejected by the applicable Debtors and such rejection is hereby approved by this Court pursuant to Sections 365(a) and 1123 of the Bankruptcy Code, with such rejection effective as of, and subject to the occurrence of, the Effective Date (the “Rejection Date”). Rejection of any Rejected Contract pursuant to the Plan or otherwise will not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Rejected Contract. All Proofs of Claim with respect to Claims arising from or in connection with the rejection of the Rejected Contracts, if any, must be filed with this Court within thirty (30) days after service of an order of this Court (including this Confirmation Order) approving such rejection (such Claims, the “Rejection Claims”). Any and all Rejection Claims not filed within such time will, without any further notice to or action of any Person, be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates, or property, unless otherwise ordered by this Court or provided for in the Plan. All Rejection Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in the Plan and this Confirmation Order. At any time prior to the Effective Date, and without altering or limiting the other provisions of the Plan or this Confirmation Order, the Debtors may seek to (i) reject any contract or lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease and (ii) remove any contract or lease to which any Debtor is a party from a Executory Contracts or Unexpired Leases entered into by the Debtors after the Petition Date remain enforceable after the Effective Date by all parties pursuant to their terms.

95. Indemnification. Except to the extent inconsistent with the Plan, the obligations of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers, or employees on or after the Petition Date will be deemed and treated as Executory Contracts that are assumed by each Reorganized Debtor pursuant to the Plan as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws, or similar constituent documents, by statutory law or by written agreement, policies, or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of this Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations; provided, further, that the Reorganized Debtors shall not indemnify officers, directors, members or managers, as applicable, of the Reorganized Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by a final order of a court of competent jurisdiction.

96. Director and Officer Liability Insurance. The Debtors’ D&O Liability Insurance Policies shall be Reinstated under the Plan to the fullest extent possible under applicable law. Notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of this Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan and no Proof of Claim, Administrative Claim, or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies. The Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies for the full term of such policy.

97. Issuance of New Equity and Stapled Special Voting Stock Approved. On the Effective Date, Reorganized Pioneer is authorized to issue or cause to be issued and shall issue the New Equity and Stapled Special Voting Stock (if any) in accordance with the terms of the Plan without the need for any further corporate action. All of the New Equity and Stapled Special Voting Stock (if any) issuable under the Plan, when so issued, shall be duly authorized, validly issued, fully paid and non-assessable. All of the shares of New Equity and Stapled Special Voting Stock (if any) issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

98. Exemption from Transfer Taxes. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for the Exit Facilities; or (e) the making, delivery, or recording of any deed or other instruments of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state, local or other governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

99. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, local, or other governmental authority with respect to the dissemination, implementation, or Consummation of the Plan and the Plan Documents, and any other acts referred to in, or contemplated by, the Plan and the Plan Documents.

100. Filing and Recording. This Confirmation Order is and shall be binding upon and shall govern the acts of all persons or entities, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument. Each and every federal, state, local, and other government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any stamp tax or similar tax imposed by state or local law.

101. Tax Withholding. In connection with the Plan, including Article VII.J, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

102. Release, Exculpation, Discharge and Injunction Provisions. The release, exculpation, discharge, and injunction provisions set forth in the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein, and for all purposes under the Plan and this Confirmation

Order, the Released Claims shall include any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities law or otherwise that the Debtors, the Reorganized Debtors, or their Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Mediation, the negotiation leading up to the execution of the Transaction Agreement, the negotiation and preparation of the Transaction Documents (as defined in the Transaction Agreement) and the transactions contemplated thereunder and the Consenting Noteholders party to the Mediation shall be “Released Parties,” and such Released Claims and Released Parties shall be released, exculpated or discharged pursuant to the Debtor Release, Third-Party Release, Exculpation and Injunction provisions in the Plan and this Confirmation Order. Notwithstanding anything to the contrary in any Ballot and/or Notice of Non-Voting Status of a Consenting Stakeholder, all Consenting Stakeholders shall be and hereby are deemed not to have elected to opt out of any releases under the Plan as required by the Restructuring Support Agreement.

103. Reservation of Rights in Favor of the United States Government. Notwithstanding any provision in the Plan, this Confirmation Order, or the Plan Supplement (collectively, “Plan and Confirmation Documents”), nothing discharges or releases the Debtors, the Reorganized Debtors or any non-Debtor from any right, claim, liability, or Cause of Action of or to the United States or any State or impairs the ability of the United States or any State to pursue any claim, liability, right, defense, or Cause of Action against any Debtors,

Reorganized Debtors or any non-Debtor. Neither the United States nor any State is a “Releasing Party” under the Plan. All claims, liabilities, rights, Causes of Action, or defenses of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, defenses, claims, liabilities, or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan and Confirmation Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or Cause of Action. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or any State to file any Proofs of Claim or request for administrative expense in the Chapter 11 Case for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any other non-Debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

104. Reservation of Rights in Favor of the Securities and Exchange Commission. Notwithstanding any provision herein to the contrary or an abstention from voting on the Plan, no provision of the Plan, or any order confirming the Plan: (i) releases any non-debtor person or entity (including any Released Party) from any Claim or cause of action of the U.S. Securities and Exchange Commission (“SEC”); or (ii) enjoins, limits, impairs or delays the SEC from commencing or continuing any Claims, causes of action, proceedings or investigations against any non-debtor person or entity (including any Released Party) in any forum.

105. Reservation of Rights in Favor of the Texas Taxing Authorities. Notwithstanding any other provision of the Plan or this Confirmation Order, any allowed Other Secured Claims of the Texas Taxing Entities8 (the “Texas Taxing Entity Claims”), if any, shall be classified in Class 2 as Other Secured Claims. The Texas Taxing Entities shall be entitled to accrued interest, if any, to the extent permitted under sections 506 and 511 of the Bankruptcy Code and all parties’ rights with respect to any such claims for interest (including any claims for accrued pre-or postpetition interest) are reserved in accordance with the paragraph below. Failure of the Debtors to satisfy the Texas Taxing Entity Claims in accordance with the treatment afforded

[8]

The Certain Texas Taxing Entities shall include any and all taxing entities represented by (i) Perdue Brandon Fielder Collins & Mott LP, (ii) McCreary Veselka Bragg & Allen P.C. and (iii) Linebarger Goggan Blair & Sampson, LLP.

Class 2 Other Secured Claims shall constitute a plan default and all parties’ rights with respect to any such defaults are preserved. The Texas Taxing Entities shall retain their valid liens (if any), to the extent that the Texas Taxing Entities are entitled to such liens, against the applicable property of the Debtors in accordance with applicable state law with respect to taxes payable under applicable state law to the Texas Tax Entities in the ordinary course of business until such time as such allowed Other Secured Claims are paid in full.

106. Any tax liabilities to the Texas Taxing Entities incurred by the Debtor after the Petition Date shall be paid by the Debtors in the ordinary course of business, subject to applicable non-bankruptcy laws including penalty and interest, when due without further notice to or order of this Court. Nothing in the Plan or this Confirmation Order shall be deemed as an admission as to the validity of any lien or claim asserted by the Texas Taxing Entities, including any claim for pre- or postpetition interest, all parties’ rights with respect to such claims being reserved.

107. Employee Incentive Plan. On the Effective Date, Reorganized Pioneer shall adopt the Employee Incentive Plan. All awards issued under the Employee Incentive Plan, including restricted shares, restricted stock units, New Equity or other rights exercisable, exchangeable or convertible into New Equity, will be dilutive of all other New Equity, including the New Equity to be issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds).

108. Employee Matters. Unless otherwise set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases included in the Plan Supplement or this Confirmation Order, on the Effective Date, the Employment Arrangements, except for the KESP, which shall be a rejected Executory Contract, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such Employment Arrangements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such Employment Arrangements. On the Effective Date, Reorganized Pioneer shall adopt the Post-Filing Severance Plan, the form of which is included in the Plan Supplement. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. The consummation of the Plan shall not be treated as a change in control or change of control or other similar transaction under any Employment Arrangements; provided, that the foregoing shall not apply to equity-based compensation arrangements.

109. Restructuring Expenses. On the Effective Date, the Reorganized Debtors are authorized and directed to pay in Cash all outstanding Restructuring Expenses; provided, that in accordance with the Transaction Agreement, the outstanding, unpaid fees and expenses of the Participating Noteholders on the Effective Date shall be subject to a cap of $5,812,000 (the “Aggregate Fee Cap”), and the Reorganized Debtors are authorized and directed to pay in Cash, in respect of such Restructuring Expenses, (i) on the Effective Date, $3,300,000 of the Aggregate Fee Cap (after giving effect to any retainer held by Davis Polk & Wardwell LLP), and (ii) 90 days thereafter, the remaining $2,412,000 of the Aggregate Fee Cap.

110. Monthly Operating Reports. Following entry of this Confirmation Order, the Debtors shall continue filing periodic reports pursuant to Bankruptcy Rule 2015 and Local Rule 2015-3 on a monthly basis until the Effective Date.

111. Notice of Entry of Confirmation Order and Notice of the Effective Date. As soon as reasonably practicable after the Effective Date, the Debtors shall file with the Court and serve by email and first class mail or overnight delivery service a notice of the entry of this Confirmation Order and notice of the Effective Date in substantially the form annexed hereto as Exhibit 2 (the “Confirmation and Effective Date Notice”), in accordance with Bankruptcy Rule 2002 and 3020(c) on all Holders of Claims and Interests and the Core Notice Parties. Such service shall constitute adequate and sufficient notice pursuant to Bankruptcy Rules 2002(f)(7), 2002(i)-(l) and 3020(c) of the confirmation of the Plan, the entry of this Confirmation Order, and notice of the Effective Date, and the Confirmation and Effective Date Notice is hereby approved. Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The above-referenced notices are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is required.

112. Cancellation of Existing Securities and Agreements. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement on the Effective Date: (a) the obligations of the Debtors under the Prepetition ABL Credit Agreement, the Prepetition Term Loan Agreement (subject to, for the avoidance of doubt, payment in full in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III.B.4 of the Plan), the Indenture, the Existing Intercreditor Agreement, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest, in the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to the Plan) shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged. In the cases of clauses (a) and (b) of this paragraph, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement (including the Existing Intercreditor Agreement) that governs the rights of the Prepetition ABL Agent, Prepetition Term Loan Agent, Indenture Trustee or any other Holder of a Claim or their agents shall continue in effect solely for the following limited purposes: (i) enabling Holders of Allowed Claims and Allowed Interests to receive distributions under the Plan as provided herein and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors, or their Representatives; (ii) allowing the Prepetition ABL Agent, the Prepetition Term Loan Agent and Indenture Trustee, as

applicable, in accordance with Article VII of the Plan, to make distributions, if any, to the Holders of the Prepetition ABL Claims, Prepetition Term Loan Claims and Notes Claims, as applicable; (iii) allowing the Prepetition ABL Agent, the Prepetition Term Loan Agent and Indenture Trustee to maintain any right of priority of payment, indemnification, exculpation, contribution, subrogation, or any other claim or entitlement it may have under the Prepetition ABL Documents, the Prepetition Term Loan Documents or the Indenture, as applicable (which shall survive and not be released, except as otherwise expressly provided in the Plan) other than against the Debtors and the Reorganized Debtors; (iv) allowing the Prepetition ABL Agent, the Prepetition Term Loan Agent and the Indenture Trustee to enforce any obligations owed to each of them under the Plan or this Confirmation Order; (v) permitting the Prepetition ABL Agent, the Prepetition Term Loan Agent and the Indenture Trustee to appear before the Court or any other court; (vi) permitting the Prepetition ABL Agent, the Prepetition Term Loan Agent and the Indenture Trustee to exercise rights and obligations relating to the interests of the Prepetition ABL Lenders, the Prepetition Term Loan Lenders and the Noteholders, as applicable, to the extent consistent with the Plan and this Confirmation Order; and (vii) permitting the Prepetition ABL Agent, the Prepetition Term Loan Agent and the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing. In no event shall the preceding clauses (i) through (vii) affect the discharge of Claims pursuant to the Bankruptcy Code, this Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan, and nothing in this section shall effect a cancellation of any Subscription Rights, New Equity, Stapled Special Voting Stock or Intercompany Interests. Except as expressly provided in the Plan and this Confirmation Order, on the Effective Date, subject to the Prepetition ABL Agent, the Prepetition Term Loan Agent

and Indenture Trustee complying with any other actions required in the Plan or this Confirmation Order, each of the Prepetition ABL Agent, the Prepetition Term Loan Agent and Indenture Trustee and their respective agents, successors, and assigns shall be fully discharged of all of their duties and obligations under the Indenture and the applicable Prepetition ABL Documents and Prepetition Term Loan Documents.

113. Professional Compensation and Reimbursement Claims. Unless otherwise extended, all final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than thirty (30) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash to such Professionals when such Claims are Allowed by a Final Order from the Professional Fee Escrow in the case of the Debtors’ Professionals and by the Reorganized Debtors in the case of all other Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, or any order of the Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date, shall terminate, and the Debtors may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

114. Return of Deposits. All utilities, including any Person who received a deposit or other form of “adequate assurance” of performance pursuant to section 366 of the Bankruptcy Code during the Chapter 11 Cases (collectively, the “Deposits”), whether pursuant to the Order (I) Prohibiting Utility Companies From Altering, Refusing, or Discontinuing Utility Services; (II) Deeming Utility Companies Adequately Assured of Future Performance; (III) Establishing Procedures for Determining Adequate Assurance of Payment; and (IV) Granting Related Relief [Docket No. 72] or otherwise, including, gas, electric, telephone, data, cable, trash, and sewer services, are directed to return such Deposits to the Reorganized Debtors, either by setoff against postpetition indebtedness or by Cash refund, within thirty (30) days following the Effective Date.

115. Cancellation of Liens. Upon the payment or other satisfaction of an Allowed Secured Claim, in accordance with the Plan, the Holder of such Allowed Secured Claim shall, at the sole expense of the Debtors or Reorganized Debtors (as applicable), deliver to the Debtors or Reorganized Debtors (as applicable) or their respective designees any collateral or other property of the Debtors held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents.

116. Effect of Confirmation Order on Other Orders. Unless expressly provided for herein, nothing in the Plan or this Confirmation Order shall affect any orders entered in the Chapter 11 Cases pursuant to section 365 of the Bankruptcy Code or Bankruptcy Rule 9019.

117. Inconsistency. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. In the event of any inconsistency between the Plan (including the Plan Supplement) and this Confirmation Order, this Confirmation Order shall govern.

118. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and within the range of reasonableness.

119. Termination of Restructuring Support Agreement. On the Effective Date, the Restructuring Support Agreement will terminate.

120. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

121. Injunctions and Automatic Stay. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or section 362 of the Bankruptcy Code or any order of the Court, and existing on this Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order), shall remain in full force and effect through and including the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

122. Authorization to Consummate. The Debtors are authorized to consummate the Plan and the Restructuring Transactions at any time after the entry of this Confirmation Order, subject to satisfaction or waiver in accordance with Article IX.C of the Plan of the conditions precedent to Consummation set forth in Article IX of the Plan.

123. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

124. Severability. Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent. The provisions of this Confirmation Order and the provisions of the Plan are hereby deemed mutually nonseverable and mutually dependent.

125. Conditions to Effective Date. The Plan shall not become effective unless and until the conditions set forth in Article IX.B of the Plan have been satisfied or waived pursuant to Article IX.C of the Plan.

126. Effect of Non-Occurrence of Conditions to the Effective Date. If the conditions listed in Article IX.B of the Plan are not satisfied or waived in accordance with Article IX.C of the Plan on or before the date on which the Restructuring Support Agreement terminates in accordance with its terms (other than as a result of the occurrence of the Effective Date), the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (x) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (y) prejudice in any manner the rights of any Entity, or (z) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

127. Debtors’ Actions Post-Confirmation Through the Effective Date. During the period from entry of this Confirmation Order through and until the Effective Date, each of the Debtors shall continue to operate its business as a debtor in possession, subject to the oversight of the Court as provided under the Bankruptcy Code, the Bankruptcy Rules, this Confirmation Order, and any order of the Court that is in full force and effect.

128. All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

129. Additional Plan Modifications. Article I.A.79 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

“Indenture Trustee” means ~~Wells Fargo Bank~~ Wilmington Trust, National Association in its capacity as trustee under the Indenture.

130. Article I.A.113 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

“Pioneer Interests” means the outstanding ~~common stock issued by~~ Interests of Pioneer.

131. Article I.A.115 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

“Plan Supplement” means a supplemental appendix to the Plan, containing, among other things, substantially final forms (in each case subject to the consent rights set forth in the Restructuring Support Agreement) of documents, schedules, and exhibits to the Plan to be Filed with the Court, including, but not limited to, the following: (a) the Backstop Commitment Agreement; (b) the New Organizational Documents, (c) Registration Rights Agreement, (d) Shareholders Agreement(s), (e) any Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the Exit ABL Credit Agreement, (g) the New Indenture, (h) the New Convertible Bond Indenture, (i) the Employee Incentive Plan, (j) the Post-Filing Severance Plan and (k) the identity of the members of the New Board and other information required to be disclosed in accordance with section 1129(a)(5) of the

Bankruptcy Code; provided, however, that through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the Restructuring Support Agreement. The Plan Supplement shall be Filed with the Court not later than ~~five (5)~~ seven (7) calendar days prior to the ~~deadline to object to confirmation of the Plan~~ Confirmation Hearing.

132. Article I.A.147 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

“Required DIP Lenders” means, as of the date of determination, DIP Lenders holding more than 50% of the aggregate Revolving Loan Exposure (as defined in the DIP Credit Agreement), but excluding any Defaulting Lenders (as defined in the DIP Credit Agreement) and their corresponding Total aggregate Revolving Loan Exposure~~]~~; provided that at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

133. Article IX.B.1 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

the Court shall have entered the Confirmation Order, the form and substance of which is acceptable to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights on the terms set forth in the Restructuring Support Agreement, and to the DIP Agent and the Exit ABL Agent;

134. Article IX.B.3 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

the Court shall have entered the Interim DIP Order and the Final DIP Order and such orders shall not have been vacated, stayed, revised, modified, or amended in any manner without the prior written consent of the DIP Agent, and after giving effect to the transactions contemplated to occur on the Effective Date, there shall be no Event of Default (as defined in the DIP Credit Agreement) existing under the DIP Credit Agreement;

135. Article IX.C of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

The conditions to the Effective Date of this Plan set forth in this Article ~~IX.B~~ IX.C may be waived only if waived in writing by the Debtors and the Required Consenting Noteholders, other than Article IX.B.5, which may only be waived in writing by the Debtors and the Required Consenting Stakeholders, ~~and~~ Article IX.B.3, which may only be waived in writing by the Debtors, the Required Consenting Noteholders and the DIP Agent and Article IX.B.12 solely with respect to the Exit ABL Documentation, which may only be waived in writing by the Debtors, the Required Consenting Noteholders and the Exit ABL Agent, and without notice, leave or order of the Court or any formal action other than proceedings to confirm or consummate this Plan.

136. Article II.B.4 of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

Except as otherwise specifically provided in this Plan, from and after the Confirmation ~~Effective~~ Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses incurred by the Debtors. Upon the Confirmation ~~Effective~~ Date, any requirement that Professionals comply with section 327 through 331 and 1103 of the Bankruptcy Code, or any order of the Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Court.

137. Article IV.K of the Plan shall be amended and restated (deletions shown in strike-through and bold; additions shown in underline and bold) as follows:

The New Board shall be appointed ~~by the Required Consenting Noteholders, in consultation with the Debtors’ management~~ in accordance with the Restructuring Support Agreement, and the identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing; provided, however, that the Reorganized Pioneer’s chief executive officer shall be a member of the New Board (and shall at all times remain a member of the New Board) and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

138. Post-Confirmation Modifications and Enforcement. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all Plan Documents that are necessary to effectuate the Plan that do not materially modify the terms of such Plan Documents and are consistent with the Plan, the Restructuring Support Agreement and the

Backstop Commitment Agreement (each subject to any applicable consent or consultation rights set forth therein). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Restructuring Support Agreement and the Backstop Commitment Agreement, the Debtors expressly reserve their rights to alter, amend, or materially modify the Plan with respect to the Debtors, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.

139. An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of the Plan, the Plan Documents or this Confirmation Order shall be deemed an event of default under the Plan. Upon the occurrence of such an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Claim or Interest Holder, the Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtors for the damages caused by such default, including reasonable attorneys’ fees and costs; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

140. Reversal/Stay/Modification/Vacatur of Confirmation Order. Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Bankruptcy Court or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

141. Waiver or Estoppel. Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel (or any other Entity), if such agreement was not disclosed in the Plan or papers filed with the Court before the Confirmation Date.

142. Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

143. Waiver of Section 341 Meeting. Any requirement under section 341(e) for the U.S. Trustee to convene a meeting of creditors or equity Holders is permanently waived as of the Confirmation Date.

144. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan, and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

145. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

146. Closure of the Chapter 11 Cases. As soon as practicable after the Effective Date, the Reorganized Debtors are authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel that is in form and substance acceptable to the U.S. Trustee that closes and issues a final decree for each of the Chapter 11 Cases.

147. Final Order. This Confirmation Order is a Final Order, and the period in which an appeal must be filed shall commence upon the entry hereof.

148. Retention of Jurisdiction. Except as otherwise provided in any of the Plan Documents, the Court shall retain jurisdiction over these Chapter 11 Cases and all matters arising out of, or related to, these Chapter 11 Cases and the Plan, including the matters set forth in Article XI of the Plan.

Signed: May 11, 2020.

/s/ DAVID R. JONES
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

Exhibit 1

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:	Chapter 11

PIONEER ENERGY SERVICES CORP., et al.,[1]	Case No. 20-31425 (DRJ)

Debtors.	(Jointly Administered)

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF PIONEER ENERGY SERVICES CORP. AND ITS

AFFILIATED DEBTORS

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

Brian S. Hermann

Elizabeth R. McColm

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Proposed Counsel for Debtors and

Debtors in Possession

Dated:    February 28, 2020

NORTON ROSE FULBRIGHT US LLP

William R. Greendyke

Jason L. Boland

Bob Bruner

1301 McKinney Street, Suite 5100

Houston, Texas 77010

Telephone: (713) 651-5151

Facsimile: (713) 651-5246

Proposed Counsel for Debtors and

Debtors in Possession

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The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, are as follows: Pioneer Energy Services Corp. (8619); Pioneer Coiled Tubing Services, LLC (6232); Pioneer Drilling Services, Ltd. (2497); Pioneer Fishing & Rental Services, LLC (4399); Pioneer Global Holdings, Inc. (4707); Pioneer Production Services, Inc. (1361); Pioneer Services Holdings, LLC (4706); Pioneer Well Services, LLC (7572); Pioneer Wireline Services Holdings, Inc. (6455); and Pioneer Wireline Services, LLC (2205). The headquarters for the above-captioned Debtors is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

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P.	Employee Incentive Plan	40
Q.	Employee Matters and Retiree Benefits	41
R.	Restructuring Expenses	41
S.	Notice of Effective Date	42

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		42
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	42
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	43
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	43
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	44
E.	Indemnification Obligations	44
F.	Insurance Policies	44
G.	Modifications, Amendments, Supplements, Restatements or Other Agreements	45
H.	Reservation of Rights	45
I.	Nonoccurrence of Effective Date	45
J.	Contracts Neither Assumed nor Rejected	45
K.	Contracts and Leases Entered into after the Petition Date	45

ARTICLE VI. TREATMENT OF GENERAL UNSECURED CLAIMS		46

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		46
A.	Distributions Generally	46
B.	Distribution Record Date	46
C.	Timing and Calculation of Amounts to Be Distributed	46
D.	Disbursing Agent	47
E.	Rights and Powers of Disbursing Agent	47
F.	Expenses of Disbursing Agent	48
G.	No Postpetition Interest on Claims	48
H.	Delivery of Distributions	48
I.	Securities Registration Exemption	48
J.	Compliance with Tax Requirements and Allocation of Distribution	49
K.	Distributions after Effective Date	50
L.	Unclaimed Property	50
M.	Satisfaction of Claims	50
N.	Fractional Shares	50
O.	Minimum Distributions	51
P.	Setoffs	51
Q.	Hart-Scott-Rodino Antitrust Improvements Act	51

ARTICLE VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		52
A.	Discharge of Claims and Termination of Interests	52
B.	Release of Liens	52
C.	Debtor Release	53
D.	Third-Party Release	54
E.	Exculpation	54
F.	Injunction	55
G.	Waiver of Statutory Limitations on Releases	56
H.	Protection against Discriminatory Treatment	56
I.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications	57

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THIS PLAN		57
A.	Conditions Precedent to Confirmation of the Plan	57
B.	Conditions Precedent to the Effective Date	57

C.	Waiver of Conditions	59
D.	Substantial Consummation	59
E.	Effect of Failure of a Condition	59

ARTICLE X. MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN		59
A.	Modification and Amendments	59
B.	Effect of Confirmation on Modifications	59
C.	Revocation or Withdrawal of This Plan	60

ARTICLE XI. RETENTION OF JURISDICTION		60

ARTICLE XII. MISCELLANEOUS PROVISIONS		63
A.	Immediate Binding Effect	63
B.	Additional Documents	63
C.	Reservation of Rights	63
D.	Successors and Assigns	63
E.	Service of Documents	64
F.	Term of Injunctions or Stays	65
G.	Entire Agreement	66
H.	Exhibits	66
I.	Consent Rights of Required Consenting Stakeholders, Required Backstop Parties and Required DIP Lenders	66
J.	Deemed Acts	66
K.	Nonseverability of Plan Provisions	67
L.	Votes Solicited in Good Faith	67
M.	Request for Expedited Determination of Taxes	67
N.	Closing of Chapter 11 Cases	67

INTRODUCTION

Pioneer Energy Services Corp., Pioneer Drilling Services, Ltd., Pioneer Production Services, Inc., Pioneer Global Holdings, Inc., Pioneer Wireline Services Holdings, Inc., Pioneer Wireline Services, LLC, Pioneer Well Services, LLC, Pioneer Fishing & Rental Services, LLC, Pioneer Coiled Tubing Services, LLC, and Pioneer Services Holdings, LLC (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Holders of Claims and Interests may refer to the Disclosure Statement for a description of the Debtors’ history, businesses, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of the Plan and the Restructuring Transaction contemplated thereby. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, AS APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Accrued Professional Compensation Claims” means Claims for all accrued, contingent or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses of the Debtors’ Professionals that are awardable and allowable under section 328, 330 or 331 of the Bankruptcy Code or otherwise Allowed before the Confirmation Date, (a) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) after applying any retainer that has been provided to such Professional. To the extent that the Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, or the Professional otherwise agrees to reduce its fees and expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

2. “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to section 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Accrued Professional Compensation Claims; (c) the Restructuring Expenses; and (d) the Statutory Fees.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means with respect to any Claim or Interest (a) as to which the Debtors and the Holder of the Claim or Interest agree to the amount of the Claim or Interest or a court of competent jurisdiction has determined the amount of the Claim or Interest by Final Order; (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Court; (c) any Claim or Interest that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed; or (d) any Claim or Interest expressly allowed hereunder; provided, that, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims or Allowed Interests that are reinstated or otherwise Unimpaired pursuant to the Plan; provided further that, no Claim or Interest shall be “Allowed” if it is subject to disallowance in accordance with section 502(d) of the Bankruptcy Code. “Allow” has a correlative meaning.

5. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including actions or remedies under sections 502, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

6. “Backstop Amount” means the aggregate principal amount of Rights Offering Convertible Bonds payable to the Backstop Parties committed to backstop pursuant to the Backstop Commitment Agreement, which amount is $118,013,000.

7. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, entered into before the Petition Date, by and among the Management Commitment Parties, the Backstop Parties and the Debtors, which is attached to the Restructuring Support Agreement as Exhibit D thereof, with such modifications, amendments or supplements as are permitted under the terms thereof and the Restructuring Support Agreement.

8. “Backstop Commitment Premium” means a nonrefundable commitment premium payable to the Backstop Parties in an amount equal to 8% of each Backstop Party’s Backstop Commitment (as defined in the Backstop Commitment Agreement), which shall be payable in New Convertible Bonds or cash pursuant to and as set forth in the Backstop Commitment Agreement.

9. “Backstop Parties” means the Consenting Noteholders that are signatories to the Backstop Commitment Agreement and that make commitments thereunder, including, without limitation, certain funds and/or accounts managed or advised by Ascribe Capital, DW Partners, LP, Intermarket Corporation, New York Life Investments, Strategic Income Management LLC, and Whitebox Advisors LLC.

10. “Backstop Securities” has the meaning set forth in Article IV.D of this Plan.

11. “Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims and Interests entitled to vote may, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process and, if they vote to reject this Plan, whether they elect to opt-out of the release granted pursuant to Article VIII.D of this Plan, and which must be actually received by the Notice and Claims Agent on or before the Voting Deadline.

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12. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as may be amended from time to time.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local and chambers rules of the Court, as may be amended from time to time.

14. “Benefit Plans” means (i) each “employee benefit plan,” as defined in section 3(3) of the Employee Retirement Income Security Act and (ii) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of their current or former employees or independent contractors and existing as of the Petition Date.

15. “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

16. “Cash” means the legal tender of the United States of America.

17. “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively, choate or inchoate, secured or unsecured, whether arising before, on or after the Petition Date, in contract or in tort, at law or in equity or pursuant to any other theory of law. For the avoidance of doubt, “Causes of Action” include: (a) any right of setoff, counterclaim or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including Avoidance Actions); (d) any Claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar Claim.

18. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case filed or to be filed on the Petition Date for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases filed or to be filed for the Debtors in the Court.

19. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

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20. “Class” means a category of Holders of Claims or Interests as set forth in Article III of this Plan pursuant to section 1122(a) of the Bankruptcy Code.

21. “Commitment Party” means either a Backstop Party or a Management Commitment Party.

22. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

23. “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

24. “Confirmation Hearing” means the hearing to be held by the Court to consider Confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

25. “Confirmation Order” means the order of the Court, the form and substance of which shall be subject to the consent rights of the Required Consenting Stakeholders on the terms set forth in the Restructuring Support Agreement, confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and related solicitation materials, and the Backstop Commitment Agreement.

26. “Consenting Noteholder Fees and Expenses” means collectively, (i) all of the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, Haynes and Boone, LLP and Houlihan Lokey, Inc., as counsel, local counsel and financial advisor, respectively, to the Consenting Noteholders in connection with the Restructuring Transactions, in each case, in accordance with the terms of their applicable engagement letters with the Debtors, the Restructuring Support Agreement, and this Plan and (ii) all of the reasonable and documented out-of-pocket expenses incurred by the Consenting Noteholders.

27. “Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

28. “Consenting Stakeholders” means, collectively, the Consenting Term Lenders and the Consenting Noteholders.

29. “Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

30. “Consenting Term Lender Fees and Expenses” means collectively, (i) all of the reasonable and documented fees and expenses of Vinson & Elkins LLP, as counsel to the Consenting Term Lenders, incurred prior to the Petition Date and (ii) all of the reasonable and documented out-of-pocket expenses incurred by the Consenting Term Lenders.

31. “Consummation” means the occurrence of the Effective Date.

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32. “Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

33. “Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

34. “D&O Liability Insurance Policies” means all insurance policies that covers, among others, current or former directors’, members’, managers’ and officers’ liability issued at any time to or providing coverage to the Debtors and all agreements, documents or instruments relating thereto (including any “tail policy”).

35. “Debtors” has the meaning set forth in the Preamble.

36. “DIP Agent” means PNC Bank, National Association, in its capacity as the administrative agent and collateral agent under the DIP Facility, and any successors thereto.

37. “DIP Credit Agreement” means the credit agreement governing the DIP Facility (as may be amended, waived, supplemented, refinanced and as otherwise modified from time to time) among the Debtors, the DIP Agent, and the DIP Lenders thereto from time to time.

38. “DIP Facility” means that certain senior secured superpriority asset-based revolving facility in an aggregate principal amount of up to $75 million that may be made available to the Debtors pursuant to the DIP Credit Agreement and the DIP Orders.

39. “DIP Facility Claim” means any Claim of the DIP Agent or any DIP Lender arising from, under or in connection with the DIP Facility.

40. “DIP Facility Documents” means the Loan Documents (as defined in the DIP Credit Agreement).

41. “DIP Lenders” means the banks, financial institutions and other parties identified as lenders in the DIP Credit Agreement.

42. “DIP Lenders Fees and Expenses” means all fees and expenses of the DIP Agent required to be paid by the Debtors under the terms of the DIP Orders.

43. “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

44. “Disallowed” means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of the Plan not to be Allowed.

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45. “Disbursing Agent” means any Entity (including any applicable Debtor or Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VII of the Plan.

46. “Disclosure Statement” means the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and its Affiliated Debtors, as may be further amended from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law, subject to the consent rights set forth in the Restructuring Support Agreement.

47. “Disputed” means with respect to a Claim or Interest, any Claim or Interest that (a) is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or Proof of Claim has been filed; (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order; or (d) the Debtors or any parties in interest have interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute, and Disputed as to the balance of such Claim.

48. “Distribution Record Date” means the date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be two business days prior to the anticipated the Effective Date or such other date as is designated in a Final Order of the Court. The Distribution Record Date shall not apply to any securities deposited with DTC, the Holders of which shall receive a distribution in accordance with the customary procedures of DTC.

49. “DTC” means The Depository Trust Company.

50. “Effective Date” means the date on which all conditions precedent specified in Article IX.B of this Plan have been satisfied (or waived in accordance with Article IX.C of this Plan).

51. “EIP Term Sheet” means the term sheet attached to the Restructuring Term Sheet as Exhibit F.

52. “Eligible Claim” means a Notes Claim held by an Eligible Holder.

53. “Eligible Holder” has the meaning set forth in the Rights Offering Procedures.

54. “Eligible Interest” means a Pioneer Interest held by an Eligible Holder.

55. “Employment Arrangements” means, as to a current or former employee, officer, director, or contractor, all terms of employment, compensation and Benefit Plans existing as of the Petition Date, including, without limitation, any employment, services, separation, severance, retention, incentive, bonus, or related agreements, programs or arrangements.

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56. Employee Incentive Plan” means the employee incentive plan that shall be effective and be implemented as of the Effective Date, in accordance with the terms set forth in the EIP Term Sheet.

57. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

58. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

59. “Exculpated Parties” means, in each case in their capacities as such during the Chapter 11 Cases: (i) the Debtors and the Reorganized Debtors; (ii) the DIP Agent; (iii) the DIP Lenders; (iv) the Prepetition ABL Agent; (v) the Prepetition Term Loan Agent, (vi) Indenture Trustee; (vii) Consenting Stakeholders; (viii) each current and former Management Commitment Party; (ix) each current and former Backstop Party; (x) Holders of Pioneer Interests and (xi) each of the foregoing’s current and former Affiliates, and each such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives and other professionals.

60. “Executory Contract” means a contract or lease to which a Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda or supplements thereto or restatements thereof.

61. “Existing Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 8, 2017, by and among Pioneer, the Prepetition ABL Agent, the Prepetition Term Loan Agent, and the other grantors party thereto, as may be amended, supplemented, or otherwise modified from time to time.

62. “Exit ABL Agent” means the administrative agent under the Exit ABL Credit Agreement.

63. “Exit ABL Credit Agreement” means a credit agreement which shall govern the Exit ABL Facility.

64. “Exit ABL Documentation” means the Exit ABL Credit Agreement and any other agreement, instrument, guarantee, security, and relevant documentation executed at any time with respect to the Exit ABL Facility, all of which shall be (i) in form and substance substantially consistent with the commitment letter attached to the Restructuring Term Sheet as Exhibit B, (ii) reasonably acceptable to the Debtors and the Exit ABL Agent and (iii) subject to the consent rights set forth in the Restructuring Support Agreement.

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65. “Exit ABL Facility” means that certain asset-based revolving loan facility provided for under the Exit ABL Credit Agreement in the principal amount of $75 million.

66. “Exit ABL Lenders” means those banks, financial institutions, and other lenders under the Exit ABL Credit Agreement.

67. “Exit Agents” means, collectively, the Exit ABL Agent and the New Indenture Trustee.

68. “Exit Creditors” means, collectively, the Exit ABL Lenders and the New Secured Bondholders.

69. “Exit Facilities” means, collectively, the Exit ABL Facility and the New Secured Bonds.

70. “Exit Facilities Documentation” means, collectively, the Exit ABL Documentation and the New Indenture Documents.

71. “File,” “Filed,” or “Filing” means file, filed or filing in the Chapter 11 Cases with the Court.

72. “Final DIP Order” means the order entered by the Court approving the DIP Facility and providing adequate protection to the Holders of Prepetition Term Loan Claims on a final basis, as such order may be amended from time to time, subject to the consent rights set forth in the Restructuring Support Agreement and the DIP Credit Agreement.

73. “Final Order” means an order, ruling or judgment of the Court (or any other court of competent jurisdiction) entered by the Clerk of the Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended or vacated, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order, shall not cause an order not to be a Final Order.

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74. “General Unsecured Claim” means any Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Court and that is not: (a) a DIP Facility Claim; (b) an Administrative Claim or Statutory Fee; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Other Secured Claim; (f) an Prepetition ABL Claim; (g) a Prepetition Term Loan Claim; (h) a Notes Claim; or (i) an Intercompany Claim.

75. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

76. “Holder” means any Entity holding a Claim or Interest.

77. “Impaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

78. “Indenture” means the Indenture, dated March 18, 2014, by and among Pioneer, as the issuer, the guarantors party thereto, and the Indenture Trustee, pursuant to which the Notes were issued, as may be amended, supplemented, or otherwise modified from time to time.

79. “Indenture Trustee” means Wells Fargo Bank, National Association in its capacity as trustee under the Indenture.

80. “Intercompany Claim” means any Claim against a Debtor held by another Debtor or Non-Debtor.

81. “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

82. “Interests” means, collectively, (a) any equity security (including any equity security that is vested or will be vested as of the Effective Date) as defined in section 101(16) of the Bankruptcy Code, (b) any other instrument evidencing an ownership interest, whether or not transferable, (c) any option, warrant, or right, contractual or otherwise that is vested or will be vested as of the Effective Date to acquire, sell or subscribe for any such interest, and (d) any and all Claims that are otherwise determined by the Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest.

83. “Interim DIP Order” means the order entered by the Court approving the DIP Facility and providing adequate protection to the Holders of Prepetition Term Loan Claims on an interim basis, as such order may be amended from time to time, subject to the consent rights set forth in the Restructuring Support Agreement and the DIP Credit Agreement.

84. “KESP” means the means the Amended and Restated Pioneer Drilling Services, Ltd. Key Employee Severance Plan.

85. “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, recovery actions, Causes of Action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

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86. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

87. “Management Commitment Convertible Bonds” means the New Convertible Bonds in the aggregate principal amount of $1,795,000 issued to the Management Commitment Parties on account of their commitment pursuant to the Backstop Commitment Agreement.

88. “Management Commitment Parties” means certain members of Pioneer’s management that are signatories to the Backstop Commitment Agreement and that make commitments thereunder.

89. “Management Commitment Premium” means a nonrefundable commitment premium payable to the Management Commitment Parties in an amount equal to 8% of each Management Commitment Party’s Commitment (as defined in the Backstop Commitment Agreement), which shall be payable in New Convertible Bonds or cash pursuant to and as set forth in the Backstop Commitment Agreement.

90. “Management Commitment Stapled Special Voting Stock” means the Stapled Special Voting Stock issued to the Management Commitment Parties on account of the Management Commitment Convertible Bonds pursuant to and as set forth in the Rights Offering Procedures and Backstop Commitment Agreement.

91. “New Board” means the initial board of directors of the Reorganized Pioneer.

92. “New Convertible Bond Indenture” means that certain unsecured indenture, dated as of the Effective Date, by and among Reorganized Pioneer, as issuer, and the New Convertible Bond Indenture Trustee, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time) which shall be filed with the Plan Supplement, and subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement.

93. “New Convertible Bond Indenture Trustee” means the trustee under the New Convertible Bonds Indenture, to be selected by the Debtors with the prior written consent of the Required Consenting Noteholders.

94. “New Convertible Bonds” means the 5% convertible senior unsecured payment-in-kind bonds issued pursuant to the New Convertible Bond Indenture, in the aggregate principal amount as of the Effective Date of up to $134,584,000 (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds).

95. “New Equity” means the common equity, par value of $0.01 per share, of Reorganized Pioneer.

96. “New Indenture” means the indenture governing the New Secured Bonds, which shall be in form and substance substantially consistent with the New Secured Bond Term Sheet.

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97. “New Indenture Documents” means the New Indenture and any other agreement, instrument, guarantee, security, and relevant documentation executed at any time with respect to the New Secured Bonds, all of which shall be (i) in form and substance substantially consistent with the New Secured Bond Term Sheet, (ii) reasonably acceptable to the Debtors, the Required New Secured Bonds Commitment Parties (as defined in the Restructuring Support Agreement), the Required Consenting Noteholders and the New Indenture Trustee and (iii) subject to the consent rights set forth in the Restructuring Support Agreement.

98. “New Indenture Trustee” means the trustee under the New Indenture.

99. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws or such other applicable formation documents of each of the Reorganized Debtors, which shall be subject to the consent rights set forth in the Restructuring Support Agreement. The New Organizational Documents or a representative form thereof shall be included in the Plan Supplement.

100. “New Secured Bond Term Sheet” means that certain term sheet attached to the Restructuring Term Sheet as Exhibit C that sets forth the principal terms of New Secured Bonds.

101. “New Secured Bonds” means the secured bonds to be issued on the Effective Date in the principal amount of $78,125,000, under and on the terms set forth in the New Indenture Documents.

102. “New Secured Bondholders” means those banks, financial institutions, and other lenders under the New Indenture.

103. “Non-Debtor” means any subsidiary or affiliate of a Debtor that is not a Debtor.

104. “Noteholders” means the Holders of the Notes under the Indenture.

105. “Notes” means the 6.125% Senior Notes due 2022 issued by Pioneer pursuant to the Indenture.

106. “Notes Claims” means any Claim against any Debtor on account of the Notes, including any guarantee of the Notes pursuant to the Indenture.

107. “Notice and Claims Agent” means Epiq Corporate Restructuring, LLC.

108. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

109. “Other Secured Claim” means any Secured Claim against any Debtor other than a DIP Facility Claim, an Prepetition ABL Claim or a Prepetition Term Loan Claim.

110. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

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111. “Petition Date” means the date on which a Debtor commenced its Chapter 11 Case.

112. “Pioneer” means Pioneer Energy Services Corp., a Texas corporation.

113. “Pioneer Interests” means the outstanding common stock issued by Pioneer.

114. “Plan” means this Joint Prepackaged Chapter 11 Plan of Reorganization of Pioneer Energy Services Corp. and Its Affiliated Debtors, as the same may be further amended, supplemented or modified from time to time in accordance with the terms hereof and the terms of the Restructuring Support Agreement, including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto, which shall be in form and substance acceptable to the Required Consenting Stakeholders in accordance with the consent rights set forth in the Restructuring Support Agreement.

115. “Plan Supplement” means a supplemental appendix to the Plan, containing, among other things, substantially final forms (in each case subject to the consent rights set forth in the Restructuring Support Agreement) of documents, schedules, and exhibits to the Plan to be Filed with the Court, including, but not limited to, the following: (a) the Backstop Commitment Agreement; (b) the New Organizational Documents, (c) Registration Rights Agreement, (d) Shareholders Agreement(s), (e) any Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the Exit ABL Credit Agreement, (g) the New Indenture, (h) the New Convertible Bond Indenture, (i) the Employee Incentive Plan, (j) the Post-Filing Severance Plan and (k) the identity of the members of the New Board and other information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, however, that through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the Restructuring Support Agreement. The Plan Supplement shall be Filed with the Court not later than five (5) calendar days prior to the deadline to object to confirmation of the Plan.

116. “Post-Filing Severance Plan” means the severance plan that shall be effective and be implemented as of the Effective Date, in accordance with the terms set forth in the term sheet attached to the EIP Term Sheet as Appendix A.

117. “Premium Convertible Bonds” means, collectively, the New Convertible Bonds issued to the Management Commitment Parties pursuant to the Backstop Commitment Agreement on account of the Management Commitment Premium and the New Convertible Bonds issued to the Backstop Parties pursuant to the Backstop Commitment Agreement on account of the Backstop Commitment Premium.

118. “Premium Stapled Special Voting Stock” means, collectively, the Stapled Special Voting Stock issued to the Management Commitment Parties and the Backstop Parties pursuant to the Rights Offering Procedures and Backstop Commitment Agreement on account of the Premium Convertible Bonds.

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119. “Prepetition ABL Agent” means Wells Fargo, National Association, in its capacity as administrative agent and collateral agent under the Prepetition ABL Credit Agreement, and any successors thereto.

120. “Prepetition ABL Claim” means any Claim against any Debtor under the Prepetition ABL Credit Agreement and the Prepetition ABL Documents.

121. “Prepetition ABL Credit Agreement” means the Credit Agreement, dated as of November 8, 2017, by and among Pioneer, as the parent and a borrower, the other borrowers party thereto, the Prepetition ABL Agent, and the other lenders party thereto (as may be amended, supplemented, or otherwise modified from time to time).

122. “Prepetition ABL Documents” means the Loan Documents (as defined in the Prepetition ABL Credit Agreement).

123. “Prepetition ABL Lenders” means those banks, financial institutions, and other lenders under the Prepetition ABL Credit Agreement.

124. “Prepetition Term Lenders” means those banks, financial institutions, and other lenders under the Prepetition Term Loan Agreement.

125. “Prepetition Term Loan Agent” means Wilmington Trust, National Association in its capacity as administrative agent under the Prepetition Term Loan Agreement, and any successors thereto.

126. “Prepetition Term Loan Agreement” means the Prepetition Term Loan Agreement, dated as of November 8, 2017, by and among Pioneer, as the borrower, the lenders party thereto and the Prepetition Term Loan Agent, as may be amended, supplemented, or otherwise modified from time to time.

127. “Prepetition Term Loan Claim” means any Claim against any Debtor under the Prepetition Term Loan Agreement and the Prepetition Term Loan Documents.

128. “Prepetition Term Loan Documents” means the Credit Documents as defined in the Prepetition Term Loan Agreement.

129. “Priority Claims” means Priority Tax Claims and Other Priority Claims.

130. “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

131. “Pro Rata” means the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

132. “Professional” means an Entity employed pursuant to a Court order in accordance with section 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to section 327, 328, 329, 330 or 331 of the Bankruptcy Code.

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133. “Professional Fee Escrow” means an interest-bearing account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims of the Debtors’ Professionals.

134. “Professional Fee Escrow Amount” means the amount of Cash transferred by the Debtors to the Professional Fee Escrow to pay Accrued Professional Compensation Claims of the Debtors’ Professionals.

135. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

136. “Registration Rights Agreement” means the registration rights agreement with respect to the New Equity, consistent with the terms set forth in the term sheet attached as Exhibit E to the Restructuring Term Sheet and substantially in the form to be included in the Plan Supplement.

137. “Reinstated” or “Reinstatement” means, unless this Plan specifies a particular method pursuant to which a Claim or Interest shall be reinstated, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

138. “Released Claims” has the meaning set forth in Article VIII.C of this Plan.

139. “Released Parties” means, in each case in their capacities as such: (i) the Debtors and the Reorganized Debtors; (ii) the DIP Agent; (iii) the DIP Lenders; (iv) the Prepetition ABL Agent; (v) the Prepetition Term Loan Agent, (vi) Indenture Trustee; (vii) Consenting Stakeholders; (viii) the Exit Agents, (ix) the Exit Creditors; (x) each current and former Management Commitment Party; (xi) each current and former Backstop Party; (xii) to the extent that Class 10 votes to accept the Plan, Holders of Pioneer Interests and (xiii) each of the foregoing’s current and former Affiliates, and each such Entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, members, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives and other professionals, and any and all other persons or entities that may purport to assert any cause of action derivatively, by or through the foregoing entities; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in, or otherwise objects to such releases in, this Plan shall not be a “Released Party.”

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140. “Releasing Parties” means: (a) any Released Party; (b) all Holders of Claims or Interests that are deemed to accept this Plan; (c) all Holders of Claims or Interests who either (i) vote to accept or (ii) receive or are deemed to receive a Ballot but abstain from voting on this Plan; (d) all Holders of Claims or Interests entitled to vote who vote to reject this Plan that do not elect on their Ballot to opt-out of the release granted pursuant to Article VIII.D of this Plan; (e) all other Holders of Claims or Interests to the extent permitted by law; and (f) with respect to the foregoing clauses (a) through (f), each such Entity and its current and former Affiliates, and each such Entity and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, investment advisors, consultants, representatives and other professionals, each in their capacity as such.

141. “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, sale, transfer or otherwise, on or after the Effective Date, including, without limitation, Reorganized Pioneer.

142. “Reorganized Pioneer” means, (i) Pioneer Energy Services Corp. on or after the Effective Date or (ii) any Affiliate or successor of Pioneer Energy Services Corp. on or after the Effective Date, whether by way of merger, consolidation, sale, transfer or otherwise.

143. “Representatives” means, with respect to any Entity, any successor, officer, director, partner (including both general and limited partners), shareholder, manager, member, management company, investment manager, affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, investment advisor, accountant or other Professional of such Entity and committee of which such Entity is a member, in each case, solely in such capacity, serving on or after the Petition Date.

144. “Required Commitment Parties” has the meaning set forth in the Backstop Commitment Agreement.

145. “Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

146. “Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

147. “Required DIP Lenders” means, as of the date of determination, DIP Lenders holding more than 50% of the aggregate Revolving Loan Exposure (as defined in the DIP Credit Agreement), but excluding any Defaulting Lenders (as defined in the DIP Credit Agreement) and their corresponding Total aggregate Revolving Loan Exposure].

148. “Restructuring Documents” means the (i) Plan and its exhibits, Ballots, and solicitation procedures, (ii) Confirmation Order, (iii) DIP Facility Documents, (iv) Disclosure Statement, (v) order of the Court approving the Disclosure Statement and the other solicitation materials in respect of the Plan, (vi) “first day” pleadings and all orders sought pursuant thereto, (vii) Plan Supplement, (viii) the New Convertible Bond Indenture, (ix) Exit Facilities Documentation, (x) New Organizational Documents, (xi) Backstop Commitment Agreement, and (xii) any documents with respect to the Rights Offering, including the Rights Offering Procedures.

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149. “Restructuring Expenses” means (i) the DIP Lenders Fees and Expenses, (ii) the Consenting Term Lender Fees and Expenses, (iii) the Consenting Noteholder Fees and Expenses, and (iv) all reasonable and documented fees, expenses and disbursements of the DIP Agent, Prepetition ABL Agent, Prepetition Term Loan Agent (including, without limitation, all of the reasonable and documented fees of Covington & Burling LLP, as counsel, and one local counsel to the Prepetition Term Loan Agent), and Indenture Trustee that are required to be paid under or pursuant to the Restructuring Support Agreement, DIP Facility Documents, DIP Orders, Prepetition ABL Documents, Prepetition Term Loan Documents and the Indenture, as applicable.

150. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of February 28, 2020, by and among the Debtors, the Consenting Term Lenders and the Consenting Noteholders, as may be amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof.

151. “Restructuring Term Sheet” means that term sheet attached as Exhibit B to the Restructuring Support Agreement (including all exhibits, annexes and schedules attached thereto).

152. “Restructuring Transactions” has the meaning set forth in Article IV.B of this Plan.

153. “Rights Exercise Price” means the purchase price for each Rights Offering Convertible Bond, as set forth in the Rights Offering Procedures stapled thereto.

154. “Rights Offering” means the offering of Subscription Rights to Eligible Holders to purchase the Rights Offering Convertible Bonds at the Rights Exercise Price with an aggregate purchase price up to $123,205,000, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

155. “Rights Offering Convertible Bonds” means the New Convertible Bonds issued pursuant to the Rights Offering Procedures and Backstop Commitment Agreement (exclusive of the Management Commitment Convertible Bonds and the Premium Convertible Bonds).

156. “Rights Offering Procedures” means the procedures governing the Rights Offering attached as an exhibit to the motion to conditionally approve the Disclosure Statement and approve the solicitation procedures in connection therewith, in form and substance acceptable to the Required Consenting Noteholders.

157. “Rights Offering Securities” means the Rights Offering Convertible Bonds and the Rights Offering Stapled Special Voting Stock stapled thereto, which either shall be issued as a stapled unit comprised of both the Rights Offering Convertible Bond and the associated Rights Offering Stapled Special Voting Stock, or shall be issued in the form of the Rights Offering Convertible Bonds with the associated Rights Offering Stapled Special Voting Stock in a non-materialized form.

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158. “Rights Offering Stapled Special Voting Stock” means the Stapled Special Voting Stock issued pursuant to the Rights Offering Procedures and Backstop Commitment Agreement (exclusive of the Management Commitment Stapled Special Voting Stock and the Premium Stapled Special Voting Stock).

159. “Schedule of Rejected Executory Contracts and Unexpired Leases” means any schedule (including any amendments or modifications thereto) of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant hereto, as set forth in the Plan Supplement, as amended by the Debtors from time to time prior to the Confirmation Date.

160. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs that will be Filed by the Debtors, unless the Court orders otherwise, pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

161. “Secured” means, when referring to a Claim, a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan as a Secured Claim.

162. “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

163. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

164. “Security” has the meaning set forth in section 101(49) of the Bankruptcy Code.

165. “Shareholders Agreement(s)” means one or more shareholder agreement(s) or limited company membership agreement(s), as applicable, with respect to New Equity and the Stapled Special Voting Stock, substantially in the form to be included in the Plan Supplement.

166. “Stapled Special Voting Stock” means the Special Voting Stock of Reorganized Pioneer issued in the Rights Offering, in the aggregate amount as of the Effective Date of up to 10,093,800 million shares (inclusive of the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Premium Stapled Special Voting Stock), which shall be stapled to the New Convertible Bonds such that at all times each holder of New Convertible Bonds shall also hold 75 shares of Stapled Special Voting Stock per $1,000 principal amount of New Convertible Bonds;

167. “Statutory Fees” means all fees for which the Debtors are obligated pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

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168. “Subordinated Claim” means a Claim against any Debtor, if any, subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code.

169. “Subscription Rights” means the non-transferable (other than together with the underlying Eligible Claim or Eligible Interest), non-certificated subscription rights of Eligible Holders to purchase Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock) in connection with the Rights Offering on the terms and conditions set forth in the Rights Offering Procedures.

170. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability for payment of any such amount is determined by reference to the liability of any other Entity.

171. “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any tax.

172. “U.S. Trustee” means the United States Trustee for the Southern District of Texas (Region 7).

173. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

174. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash.

175. “Voting Deadline” means, as applicable, the Voting Deadline for Claims or the Voting Deadline for Interests.

176. “Voting Deadline for Claims” means the Voting Deadline set forth in the Ballot for holders of Notes Claims.

177. “Voting Deadline for Interests” means the Voting Deadline set forth in the Ballot for holders of Pioneer Interests.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular

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terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented or otherwise modified in accordance with the terms of this Plan; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (11) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (12) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan, all without further notice to or action, order or approval of the Court or any other Entity, and such interpretation shall control in all respects; (13) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (14) any docket number references in this Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to the principles of conflicts of law, shall govern the rights, obligations, construction and implementation of this Plan, any agreements, documents, instruments or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

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E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY AND PRIORITY CLAIMS

AND STATUTORY FEES

All Claims and Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A.	Administrative Claims

Except with respect to Administrative Claims that are Accrued Professional Compensation Claims, Administrative Claims will be paid in full in Cash in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions. Accordingly, no request for payment of such Claim need be Filed in these Chapter 11 Cases, and no bar date for such Claims will be set.

B.	Accrued Professional Compensation Claims

1.	Professional Fee Escrow

On the Effective Date, the Debtors shall establish the Professional Fee Escrow and fund the Professional Fee Escrow with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow shall be maintained in trust for the Debtors’ Professionals and shall not be considered property of the Debtors’ Estates; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate Allowed Accrued Professional Compensation Claims of the Debtors’ Professionals to be paid from the Professional Fee Escrow.

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2.	Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than thirty (30) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash to such Professionals when such Claims are Allowed by a Final Order from the Professional Fee Escrow in the case of the Debtors’ Professionals and by the Reorganized Debtors in the case of all other Professionals.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Debtors’ Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in accordance with Article II.A of this Plan. After all Accrued Professional Compensation Claims of the Debtors have been paid in full, the Final Order allowing such Accrued Professional Compensation Claims shall direct the escrow agent of the Professional Fee Escrow to return any excess amounts to the Reorganized Debtors.

3.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Debtors’ Professionals shall reasonably estimate their Accrued Professional Compensation Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than ten (10) calendar days prior to the Confirmation Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and such Professionals are not bound to any extent by the estimates. If any of the Debtors’ Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in this Plan, from and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with section 327 through 331 and 1103 of the Bankruptcy Code, or any order of the Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Court.

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C.	DIP Facility Claims

Except to the extent that a Holder of a DIP Facility Claim agrees to a less favorable treatment, each Holder of a DIP Facility Claim will be either (i) indefeasibly paid and satisfied in full in Cash on the Effective Date or (ii) to the extent not paid and satisfied in full in Cash on the Effective Date, receive its Pro Rata share of revolving loans and letter of credit participations under the Exit ABL Facility, in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claim not being paid in full in Cash on the Effective Date. The DIP Facility Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the DIP Facility (plus any unpaid accrued interest and unpaid fees, expenses and other obligations under the DIP Credit Agreement as of the Effective Date). Except as otherwise expressly provided in the DIP Facility Agreement or the DIP Orders, upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Credit Agreement for which no claim has been made) or distribution of the Pro Rata share of the Exit ABL Facility or a combination thereof in accordance with the terms of this Plan, on the Effective Date all Liens and security interests granted to secure such DIP Facility Claims shall be terminated and of no further force and effect, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors to effectuate the foregoing. Notwithstanding the foregoing, the DIP Credit Agreement shall continue in effect solely for the purpose of preserving the DIP Agent’s and the DIP Lenders’ rights to any contingent or indemnification obligation of the Debtors pursuant and subject to the terms of the DIP Credit Agreement or DIP Orders.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

E.	Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

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ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified.

A.	Summary of Classification

All Claims and Interests, other than Administrative Claims (including Accrued Professional Compensation Claims and Statutory Fees), DIP Facility Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

Except as provided below, this Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, and the classifications set forth in Classes 1 through 10 shall be deemed to apply to each Debtor. Each Class of Claims against or Interests in the Debtors shall be deemed to constitute separate sub-Classes of Claims against and Interests in each of the Debtors, as applicable, and each such sub-Class shall vote as a single separate Class for each of the Debtors, as applicable, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each of the Debtors.

1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.G of this Plan.

Class	Claims and Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	Prepetition ABL Claims	Unimpaired	Not entitled to Vote (Presumed to Accept)

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Class	Claims and Interests	Status	Voting Rights
4	Prepetition Term Loan Claims	Unimpaired	Not entitled to Vote (Presumed to Accept)

5	Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

7	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

8	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

9	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)

10	Pioneer Interests	Impaired	Entitled to Vote

B.	Treatment of Claims and Interests

The treatment and voting rights provided under this Plan to each Class for distribution purposes is specified below:

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of all Allowed Other Priority Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code pursuant to such other terms as may be agreed to by the Holder of an Allowed Other Priority Claim and the Debtors, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed Other Priority Claim shall be paid in accordance with its terms).

c.

Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

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Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject this Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of all Allowed Other Secured Claims.

b.

Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders: (i) payment in full in Cash of the unpaid portion of its Allowed Other Secured Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case (or if payment is not then due, then such Allowed Other Secured Claim shall be paid in accordance with its terms), (ii) Reinstatement of its Claims or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.

Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject this Plan.

3.	Class 3 – Prepetition ABL Claims

a.	Classification: Class 3 consists of all Prepetition ABL Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Prepetition ABL Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release and discharge of and in exchange for each Allowed Prepetition ABL Claim, to the extent such Claims have not been refinanced with the proceeds of the DIP Facility, each such Holder shall receive, at the option of the applicable Debtor or Reorganized Debtor, with the consent of the Required Consenting Noteholders, (i) payment in full, in Cash, of the unpaid portion of its Allowed Prepetition ABL Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, such Allowed Prepetition ABL Claim shall be paid in accordance with its terms), or (ii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.

Voting: Class 3 is Unimpaired under this Plan. Each Holder of an Allowed Prepetition ABL Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Prepetition ABL Claim is not entitled to vote to accept or reject this Plan.

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4.	Class 4 – Prepetition Term Loan Claims

a.	Classification: Class 4 consists of all Allowed Prepetition Term Loan Claims.

b.

Allowance: The Prepetition Term Loan Claims shall be Allowed in the aggregate principal amount of $175,000,000, plus any accrued and unpaid interest at the default rate under the Prepetition Term Loan Agreement whether before or after the Petition Date, plus all other unpaid and outstanding fees, costs, expenses, and other amounts and Obligations (as defined in the Prepetition Term Loan Agreement) and including, without limitation and solely for the avoidance of doubt, the “Applicable Premium” (as defined in the Prepetition Term Loan Agreement), as applicable, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

c.

Treatment: On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Prepetition Term Loan Claim, each Holder of an Allowed Prepetition Term Loan Claim shall receive payment in full in Cash of each such Allowed Prepetition Term Loan Claim.

d.

Voting: Class 4 is Unimpaired under this Plan. Each Holder of an Allowed Prepetition Term Loan Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Prepetition Term Loan Claim is not entitled to vote to accept or reject this Plan.

5.	Class 5 – Notes Claims

a.	Classification: Class 5 consists of all Allowed Notes Claims.

b.

Allowance. The Notes Claims shall be Allowed in the aggregate principal amount of $300,000,000, plus any accrued and unpaid interest under the Indenture as of the Petition Date, and shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

c.

Treatment: On the Effective Date or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Notes Claim, each Holder of an Allowed Notes Claim shall receive its Pro Rata share of (i) 94.25% of the

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New Equity (and, if Class 10 does not vote to accept the Plan, such percentage will increase to 100%), subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire $116,121,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

d.	Voting: Class 5 is Impaired under this Plan. Each Holder of an Allowed Notes Claim is entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

a.	Classification: Class 6 consists of all General Unsecured Claims.

b.

Treatment: Each Holder of a General Unsecured Claim will be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business, in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated, subject to all claims, defenses, or disputes the Debtors or the Reorganized Debtors may have with respect to may assert as to the validity or amount of such General Unsecured Claims or receive such other treatment as may be required to deem such General Unsecured Claim Unimpaired.

c.

Voting: Class 6 is Unimpaired under this Plan. Each Holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of a General Unsecured Claim is not entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims.

b.

Treatment: On the Effective Date, all Intercompany Claims shall be, with the reasonable consent of the Required Consenting Noteholders, adjusted, Reinstated, or discharged, to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable.

c.

Voting: Class 7 is Unimpaired. Each Holder of an Intercompany Claim is therefore conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Intercompany Claim is not entitled to vote to accept or reject this Plan.

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8.	Class 8 – Subordinated Claims

a.	Classification: Class 8 consists of all Allowed Subordinated Claims.

b.

Treatment: On the Effective Date, all Allowed Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished, and will be of no further force or effect. No Holder of Allowed Subordinated Claims will receive any distribution or recovery on account of such Allowed Subordinated Claims.

c.

Voting: Class 8 is Impaired under this Plan. Each Holder of an Allowed Subordinated Claim is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Allowed Subordinated Claim is not entitled to vote to accept or reject this Plan.

9.	Class 9 – Intercompany Interests

a.	Classification: Class 9 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, each Intercompany Interest shall be Reinstated or cancelled at the option of the Debtors (with the consent of the Required Consenting Noteholders).

c.

Voting: Class 9 is Unimpaired under this Plan. Each Holder of an Intercompany Interest is conclusively presumed to have accepted this Plan pursuant to section 1126 of the Bankruptcy Code. Therefore, each Holder of an Intercompany Interest is not entitled to vote to accept or reject this Plan.

10.	Class 10 – Pioneer Interests

a.	Classification: Class 10 consists of all Allowed Pioneer Interests.

Treatment: On the Effective Date or as soon thereafter as reasonably practicable, all Pioneer Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each Holder of an Allowed Pioneer Interest shall receive:

i.

If Class 10 votes to accept the Plan, its Pro Rata share of (i) 5.75% of the New Equity, subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan and (ii) Subscription Rights to acquire $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures; and

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ii.

If Class 10 does not vote to accept the Plan, its Pro Rata share of Subscription Rights to acquire $7,084,000 in New Convertible Bonds (and the corresponding Stapled Special Voting Stock) in accordance with the Rights Offering Procedures.

b.	Voting: Class 10 is Impaired under this Plan. Each Holder of a Pioneer Interest is entitled to vote to accept or reject this Plan.

C.	No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor. A Claim against multiple Debtors will be treated as a separate Claim against each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim under the Plan for each Debtor.

D.	Confirmation of Certain, but Not All Cases

If this Plan is not confirmed as to one or more of the Debtors, but the other Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, determine to proceed with this Plan, then the Debtor(s), as to which this Plan may not be confirmed, shall be severed from, and this Plan shall not apply to, such Debtor(s).

E.	Special Provision Governing Unimpaired Claims

Except as otherwise set forth in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

F.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify this Plan in accordance with Article X.A of this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

G.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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H.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

I.	Presumed Acceptance of the Plan

To the extent that Claims of any Class are Reinstated, each Holder of a Claim or Interests in such Class is presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject this Plan.

J.	Intercompany Interests

Intercompany Interests are being Reinstated to maintain the existing corporate structure of the Debtors. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

K.	Relative Rights and Priorities

Unless otherwise expressly provided in the Plan or the Confirmation Order, the allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Existing Intercreditor Agreement, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Agreement and the Indenture.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. All distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

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B.	Restructuring Transactions

Prior to, on, or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan (the “Restructuring Transactions”), in each case subject to the consent rights set forth in the Restructuring Support Agreement, including:

1.

the execution, adoption, amendment and/or delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, interest, right, liability, debt or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable parties agree, including, without limitation, Reorganized Pioneer’s issuance of the New Equity, the Stapled Special Voting Stock and the New Convertible Bonds;

2.	the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law;

3.

the execution, adoption, amendment and/or delivery of the applicable documents included in the Plan Supplement, to the extent required by the Debtors, including, but not limited to, the Restructuring Documents where relevant; and

4.

all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable law and the payment in full and in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III(B)(4).

For purposes of effecting the Plan, none of the transactions contemplated in this Article IV.B shall constitute a change of control under any agreement, contract, or document of the Debtors.

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorizations, consents, or any further actions required under applicable law, regulation, order, or rule (including, without limitation, any action by the shareholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

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C.	Cancellation of Liens.

Upon the payment or other satisfaction of an Allowed Secured Claim pursuant to Article III hereof, the Holder of such Allowed Secured Claim shall, at the sole expense of the Debtors or the Reorganized Debtors (as applicable), deliver to the Debtors or Reorganized Debtors (as applicable) or their respective designees any collateral or other property of the Debtors held by such Holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any Lien, related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents.

D.	Sources of Consideration for Plan Distributions

Consideration for plan distributions shall come from:

1.	Equity Interests in Reorganized Pioneer

a.	Issuance and Distribution of New Equity

On the Effective Date, all Pioneer Interests shall be cancelled and Reorganized Pioneer shall issue the New Equity to Holders of Allowed Claims and Allowed Interests entitled to receive the New Equity pursuant to Article III hereof. All of the New Equity to be issued pursuant to the Plan (including upon the conversion of the New Convertible Bonds and under the Employee Incentive Plan) shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The New Equity issued pursuant to the Plan as of the Effective Date shall be subject to dilution by the New Equity issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) and the Employee Incentive Plan.

b.	Issuance and Distribution of Stapled Special Voting Stock

On the Effective Date, Reorganized Pioneer shall issue the Stapled Special Voting Stock to the applicable recipients thereof in accordance with the Rights Offering Procedures and the Backstop Commitment Agreement pursuant to this Plan. All of the Stapled Special Voting Stock to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Stapled Special Voting Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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The Stapled Special Voting Stock issued pursuant to the Plan as of the Effective Date shall be stapled to the New Convertible Bonds that will be issued in the Rights Offering or pursuant to the Backstop Commitment Agreement in such an amount that the number of shares of such Stapled Special Voting Stock that each Person receives are equal to the number of shares of New Equity that the New Convertible Bonds are initially convertible into, and shall have the same payment-in-kind features as the New Convertible Bonds (i.e., such number of shares of Stapled Special Voting Stock will always equal the number of shares of New Equity into which the New Convertible Bonds will convert at a given time).

c.	Deemed Execution of Shareholders Agreement

On the Effective Date, each Holder of an Allowed Claim and an Allowed Interest that receives New Equity and recipients of the Stapled Special Voting Stock shall be deemed to have executed, without any further action by any party, the Shareholders Agreement.

2.	Rights Offering

a.	Issuance of Rights

The Debtors and Reorganized Debtors, as applicable, will implement the Rights Offering in accordance with the Rights Offering Procedures. The Rights Offering shall consist of a distribution of the Subscription Rights to the applicable recipients thereof in accordance with the Rights Offering Procedures, pursuant to which the Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock) will be issued and the proceeds used to fund the distributions under the Plan, including to pay the Restructuring Expenses and for ordinary course operations and general corporate purposes of the Reorganized Debtors.

In accordance with the Rights Offering Procedures and the Backstop Commitment Agreement, each Eligible Holder of an Eligible Claim shall receive Subscription Rights to acquire its Pro Rata share of 94.25% of the Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock), each Eligible Holder of an Eligible Interest shall receive Subscription Rights to acquire its Pro Rata share of 5.75% of the Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock), in each case, pursuant to the terms set forth in the Rights Offering Procedures.

Subject to the terms, conditions and limitations set forth in the Backstop Commitment Agreement, if, after following the procedures set forth in the Rights Offering Procedures, there remain any unexercised Subscription Rights, Reorganized Pioneer will sell to the Backstop Parties, and the Backstop Parties shall purchase, severally and not jointly, their applicable portion of the Backstop Amount of New Convertible Bonds (and the corresponding Stapled Special Voting Stock) (based on each Backstop Party’s Backstop Commitment Percentage (as defined in the Backstop Commitment Agreement)) associated with such unexercised Subscription Rights, in accordance with, and subject to, the terms and conditions of the Backstop Commitment Agreement and the Rights Offering Procedures (such purchased New Convertible Bonds and Stapled Special Voting Stock, the “Backstop Securities”). The Rights Offering Convertible Bonds (and the corresponding Stapled Special Voting Stock) will be issued pursuant to the Rights Offering.

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The New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds) will be convertible into 90.00%-93.61% of the New Equity, on a post-conversion basis, subject to dilution on account of the Employee Incentive Plan; provided, that the low end of the range assumes that the Rights Offering Convertible Bonds are issued only with respect to the Backstop Amount and the high end of the range assumes that the Rights Offering is fully subscribed.

On the Effective Date, Reorganized Pioneer shall issue (i) the Rights Offering Securities pursuant to the Rights Offering, and (ii) (A) the Backstop Securities, (B) the Management Commitment Convertible Bonds and (C) the Management Commitment Stapled Special Voting Stock, the Premium Convertible Bonds and the Premium Stapled Special Voting Stock (without payment of any additional consideration therefor), in each case pursuant to the terms of the Backstop Commitment Agreement. For the avoidance of doubt, the Management Commitment Convertible Bonds and the Premium Convertible Bonds shall be New Convertible Bonds, and the Management Commitment Stapled Special Voting Stock and the Premium Stapled Special Voting Stock shall be Stapled Special Voting Stock.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (i) the Debtors’ obligations under the Backstop Commitment Agreement shall remain unaffected and shall survive following the Effective Date in accordance with the terms thereof, (ii) any such obligations shall not be discharged under the Plan, and (iii) none of the Reorganized Debtors shall terminate any such obligations.

b.	Securities Law

The offer and sale of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Premium Stapled Special Voting Stock will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws, as further described in the Rights Offering Procedures. Only Eligible Holders (as defined in the Rights Offering Procedures) who have certified to being an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act may participate in the Rights Offering.

3.	Exit Facilities

On the Effective Date, the applicable Reorganized Debtors shall enter into the Exit Facilities Documentation to the extent a party thereto, including, without limitation, any documents required in connection with the creation or perfection of Liens in connection therewith. The Confirmation Order shall include approval of the Exit Facilities and the Exit

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Facilities Documentation, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, authorization of the Reorganized Debtors to enter into and execute the Exit Facilities Documentation to the extent a party thereto, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith. The Exit Agents and Exit Creditors shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Facilities Documentation. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Facilities Documentation are granted in good faith as an inducement to the Exit Agents and Exit Creditors to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facilities Documentation.

E.	Corporate Existence

Except as otherwise provided in this Plan, any agreement, instrument or other document incorporated in this Plan or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of Entity under governing law with all the powers of such corporation, limited liability company or other form of Entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal or foreign law). For the avoidance of doubt, nothing in this Article IV.E prevents, precludes or otherwise impairs the Reorganized Debtors, or any one of them, from merging, amalgamating or otherwise restructuring their legal Entity form in accordance with applicable non-bankruptcy law after the Effective Date.

F.	Listing of New Securities and Transfer Restrictions

Under the Registration Rights Agreement and subject to further revision by the Required Consenting Noteholders in consultation with Reorganized Pioneer, holders of a majority of shares of New Equity and Stapled Special Voting Stock can by notice require Reorganized Pioneer to use its reasonable best efforts to cause the New Equity to be listed for trading on Nasdaq or the New York Stock Exchange, in accordance with the applicable listing requirements of Nasdaq or New York Stock Exchange with such listing to be effective as soon as practical after the delivery of such notice. Each share of New Equity will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights. Each share of Stapled Special Voting Stock will have the same rights, including with respect to voting, dividend, capital, redemption, and information rights. The New Equity and the Stapled Special Voting Stock will constitute two classes of equity securities in Reorganized Pioneer on the Effective Date and, other than the New Equity issued under the Employee Incentive Plan and upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), there will exist no other equity securities, warrants, options, or other agreements to acquire any equity interest in Reorganized Pioneer as of the Effective Date.

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G.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan, any agreement, instrument or other document incorporated in this Plan or the Plan Supplement, or pursuant to a Final Order of the Court, on the Effective Date, all property in each Estate, all Causes of Action and any property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Court.

H.	Cancellation of Existing Securities and Agreements

Except as otherwise provided in this Plan or any agreement, instrument or other document incorporated in this Plan or the Plan Supplement, on the Effective Date:

1.

the obligations of the Debtors under the Prepetition ABL Credit Agreement, Prepetition Term Loan Agreement (subject to, for the avoidance of doubt, payment in full in Cash of any and all Allowed Prepetition Term Loan Claims pursuant to Article III(B)(4)), Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to this Plan) shall be cancelled as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder;

2.

the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to this Plan) shall be released and discharged; provided, however, that, in the cases of clauses (1), (2) and (3) hereof, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement (including the Existing Intercreditor Agreement) that governs the rights of the Prepetition ABL Agent, the Prepetition Term Loan Agent, the Indenture Trustee, or any other Holder of a Claim shall continue in effect solely for purposes of:

a.

enabling Holders of Allowed Claims and Allowed Interests to receive distributions under this Plan as provided herein and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives;

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b.

allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee, in accordance with Article VII of this Plan, to make distributions to the Holders of the Prepetition ABL Claims, Prepetition Term Loan Claims and Notes Claims, as applicable;

c.

allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to maintain any right of priority of payment, indemnification, exculpation, contribution, subrogation or any other claim or entitlement it may have under the Prepetition ABL Documents, Prepetition Term Loan Documents or the Indenture, as applicable (which shall survive and not be released, except as otherwise expressly provided in this Plan) other than against the Debtors and the Reorganized Debtors;

d.	allowing the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to enforce any obligations owed to each of them under this Plan or the Confirmation Order;

e.	permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to appear before the Court or any other court;

f.

permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to exercise rights and obligations relating to the interests of the Prepetition ABL Lenders, Prepetition Term Lenders and Noteholders, as applicable, to the extent consistent with this Plan and the Confirmation Order; and

g.	permitting the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee to perform any functions that are necessary to effectuate the foregoing;

provided, further, however, that the preceding provisos shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order or this Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan; provided, further, however, that nothing in this section shall effect a cancellation of any Subscription Rights, New Equity, Stapled Special Voting Stock or Intercompany Interests.

Except as expressly provided in this Plan and Confirmation Order, on the Effective Date, each of the Prepetition ABL Agent, Prepetition Term Loan Agent and Indenture Trustee and their respective agents, successors and assigns shall be fully discharged of all of their duties and obligations under the Indenture and the applicable Prepetition ABL Documents and Prepetition Term Loan Documents.

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I.	Corporate Action

On the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved by the Court in all respects, including, as applicable:

1.	the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings or other related documents;

2.	the implementation of the Restructuring Transactions; and

3.

all other actions contemplated by this Plan (whether to occur before, on or after the Effective Date). On the Effective Date, all matters provided for in this Plan involving the corporate structure of the other Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Interest Holders, directors or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	New Organizational Documents

To the extent required under this Plan or applicable non-bankruptcy law, the Reorganized Debtors shall file their respective New Organizational Documents and any Shareholders Agreements with the applicable Secretaries of State or other applicable authorities in their respective states, provinces or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

K.	Directors and Officers of the Reorganized Debtors

The New Board shall be appointed by the Required Consenting Noteholders, in consultation with the Debtors’ management, and the identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing; provided, however, that the Reorganized Pioneer’s chief executive officer shall be a member of the New Board (and shall at all times remain a member of the New Board) and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

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L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the New Board, are authorized to and may issue, execute, deliver, file or record such contracts, Securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan, the Securities issued pursuant to this Plan, including the Restructuring Documents, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents, except those expressly required pursuant to this Plan.

M.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to this Plan (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to: (1) the creation and recording of any mortgage, deed of trust, Lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution and/or sale of any Securities of the Debtors or the Reorganized Debtors; and (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including (a) any merger agreements, (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution, (c) deeds, (d) bills of sale, or (e) assignments executed in connection with any Restructuring Transaction occurring under this Plan.

N.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of this Plan, unless expressly stated otherwise in this Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and such rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the

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Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in this Plan or a Court order, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation of this Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Court.

O.	Director and Officer Liability Insurance

The Debtors’ D&O Liability Insurance Policies shall be Reinstated under this Plan to the fullest extent possible under applicable law. Notwithstanding anything in this Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in this Plan, Confirmation of this Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under this Plan and no Proof of Claim, Administrative Claim or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

P.	Employee Incentive Plan

On the Effective Date, Reorganized Pioneer shall adopt the Employee Incentive Plan. All awards issued under the Employee Incentive Plan, including restricted shares, restricted stock units, New Equity or other rights exercisable, exchangeable or convertible into New Equity, will be dilutive of all other New Equity, including the New Equity to be issued upon conversion of the New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds). The Employee Incentive Plan shall reserve 10% of the New Equity on a fully diluted basis (for the avoidance of doubt, after giving effect to the conversion of New Convertible

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Bonds, inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds and the Premium Convertible Bonds), to be available for issuance pursuant to equity or equity-based incentive awards to management and other key employees of the Reorganized Debtors. The key terms and conditions of the Employee Incentive Plan, including the terms of certain awards to be granted on or as soon as practicable following the Effective Date, shall be consistent with the terms set forth in the EIP Term Sheet. The Employee Incentive Plan shall be included in the Plan Supplement.

Q.	Employee Matters and Retiree Benefits

Unless otherwise set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases included in the Plan Supplement, on the Effective Date or the Confirmation Order, the Employment Arrangements, except for the KESP, shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such Employment Arrangements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such Employment Arrangements.

On the Effective Date, Reorganized Pioneer shall adopt the Post-Filing Severance Plan, which shall be included in the Plan Supplement and be consistent with the terms set forth on Appendix A to the EIP Term Sheet.

Nothing in this Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the DIP Credit Agreement, the DIP Orders, the Prepetition ABL Credit Agreement, the Prepetition Term Loan Documents, the Indenture or the Restructuring Support Agreement) without the requirement to file a fee application with the Court and without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation and defense of the Plan.

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S.	Notice of Effective Date.

On the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the Backstop Commitment Agreement, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed except for any Executory Contract or Unexpired Lease that, with the consent of the Required Consenting Noteholders (not to be unreasonable withheld), (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases will be deemed rejected as of the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in the Plan or the Schedule of Rejected Executory Contacts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to this Plan or by Court order, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan or any order of the Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Court within thirty (30) days after the date of the order of the Court approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary and all such Claims will be subject to the injunction set forth in Article VIII.F of the Plan. Claims arising from the rejection of the Executory Contract and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Reorganized Debtors and the Notice and Claims Agent on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Claim; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Court at the Confirmation Hearing or at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure Claim, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure Claim shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence or outcome of any such dispute.

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Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim pursuant to this Article V.B shall result in the full release and satisfaction of any Cure Claims, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

E.	Indemnification Obligations

Except to the extent inconsistent with this Plan, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as Executory Contracts that are assumed by each Reorganized Debtor pursuant to this Plan as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations; provided, further, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Reorganized Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct as determined by a final order of a court of competent jurisdiction.

F.	Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

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G.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights

Nothing contained in this Plan shall constitute a representation by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors, or, after the Effective Date, the Reorganized Debtors shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts Neither Assumed nor Rejected

Any contract, whether executory or otherwise, that is neither assumed nor rejected pursuant to sections 365 or 1129(b) of the Bankruptcy Code under this Plan shall continue pursuant to its terms unaffected by the discharge or otherwise by these Chapter 11 Cases.

K.	Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

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ARTICLE VI.

TREATMENT OF GENERAL UNSECURED CLAIMS

General Unsecured Claims will be paid in full in Cash (together with interest if provided for under the governing agreement) in the ordinary course of the Debtors’ business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, or Reinstated. The Debtors will resolve any dispute regarding the amount of a General Unsecured Claim in the ordinary course of the Debtors’ business, and in accordance with the terms and conditions of the agreements governing such Claims. In the event that the Debtors and the Holder of any Disputed General Unsecured Claim are unable to resolve such dispute in accordance with the governing documents (if any), then the Debtors or the Reorganized Debtors shall move the Court to resolve such dispute. Holders of General Unsecured Claims accordingly are not required to File a Proof of Claim and no such parties should File a Proof of Claim.

The Confirmation Order will constitute an order of the Court disallowing without prejudice any Proof of Claim Filed in the Chapter 11 Cases without the need for any objection by the Reorganized Debtors or any further notice to or action, order or approval of the Court.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions Generally.

One or more Disbursing Agents shall make all distributions under the Plan to the Holders of Allowed Claims and Allowed Interests in accordance with the terms of the Plan. Such distributions shall be made to Holders of Allowed Claims and Allowed Interests on behalf of the respective Debtors to which such Allowed Claims and Allowed Interests relate.

B.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, the Prepetition ABL Agent, the Prepetition Term Loan Agent or their respective agents, shall be closed, and the Debtors, the Prepetition ABL Agent, the Prepetition Term Loan Agent or their respective agents shall not be required to make any further changes in the record Holders of any of the Claims. The Debtors, the Reorganized Debtors or the Disbursing Agent shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. The Debtors, the Reorganized Debtors and the Disbursing Agent shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

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C.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (or such Holder’s affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interests in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.	Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtors (or such other Entity designated by the Reorganized Debtors), as Disbursing Agent, on or after the Effective Date to the record Holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of Holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting requirements outlined in Article IV.J of the Plan.

E.	Rights and Powers of Disbursing Agent.

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

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F.	Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than a Reorganized Debtor, except as otherwise ordered by the Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

G.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

H.	Delivery of Distributions

(a) Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate Holders or of undeliverable distributions and, if located, assist such Holders in complying with Article IV.J of the Plan.

(b) Notwithstanding anything to the contrary in the Plan, including this Article VII, distributions under the Plan (A) to Holders of DIP Facility Claims shall be made to the DIP Agent, (B) to the Holders of Prepetition ABL Claims (if any) shall be made to the Prepetition ABL Agent, and (C) to the Holder(s) of Prepetition Term Loan Claims shall be made to the Prepetition Term Loan Agent, respectively, in accordance with the terms of the Plan and the applicable credit documents.

I.	Securities Registration Exemption

1.	1145 Securities

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the New Equity by the Debtors as contemplated by this Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of Securities. The Securities issued by the Debtors pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the Securities from an “affiliate” within one year of such transfer and (iv) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

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Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Equity through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Equity under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

2.	Private Placement Securities

The Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock, the Premium Stapled Special Voting Stock and the New Secured Bonds will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and will be “restricted securities” subject to transfer restrictions under the U.S. federal securities laws, as further described in the Rights Offering Procedures, the Backstop Commitment Agreement and this Plan.

J.	Compliance with Tax Requirements and Allocation of Distribution

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

Any party entitled to receive cash or any property as an issuance or distribution under this Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity) the appropriate IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to

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reduce or eliminate any withholding required by any federal, state, or local Taxing Authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the Holder, fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued and unpaid interest as Allowed herein.

K.	Distributions after Effective Date.

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Interests that are not Allowed Claims or Allowed Interests as of the Effective Date but which later become Allowed Claims or Allowed Interests shall be deemed to have been made on the Effective Date.

L.	Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or Holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred.

M.	Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims and Allowed Interests.

N.	Fractional Shares.

If any distributions of New Equity or Stapled Special Voting Stock pursuant to the Plan would result in the issuance of a fractional share of any New Equity or Stapled Special Voting Stock to holders on the books of the Debtors, then the number of shares of New Equity or Stapled Special Voting Stock to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Equity or Stapled Special Voting Stock to be distributed in connection with the Plan shall be

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adjusted as necessary to account for the rounding provided for in this Article VII.N. No consideration shall be provided in lieu of fractional shares or notes that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Equity or Stapled Special Voting Stock. New Equity or Stapled Special Voting Stock that is not distributed in accordance with this Article VII.N shall be returned to, and ownership thereof shall vest in, Reorganized Pioneer. For the avoidance of doubt, the foregoing provisions shall not apply to DTC, which shall be treated as a single holder with respect to a particular class of securities.

O.	Minimum Distributions.

Holders of Allowed Notes Claims or Allowed Interests entitled to New Equity valued at $100.00 or less (as estimated by the Reorganized Debtors in good faith), shall not receive distributions, and each such Claim or Interest to which this limitation applies shall be discharged pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting that Claim or Interest against the Reorganized Debtors or their property.

P.	Setoffs.

Except as otherwise provided herein or in the Confirmation Order, and subject to applicable law, the Debtors or Reorganized Debtors, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under this Plan with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised or settled on or prior to the Effective Date (whether pursuant to this Plan or otherwise), and any distribution to which a Holder is entitled under this Plan shall be made on account of the Claim, as reduced after application of the setoff described above. In no event shall any Holder of Claims be entitled to setoff any Claim against any Claim, right or Cause of Action of the Debtors unless such Holder obtains entry of a Final Order entered by the Court authorizing such setoff or unless such setoff is otherwise agreed to in writing by the Debtors and a Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Court prior to the Effective Date.

Q.	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Equity or Stapled Special Voting Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

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ARTICLE VIII.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan or in any contract, instrument or other agreement or document created pursuant to this Plan, including the Plan Supplement documents, the distributions, rights and treatment that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of Claims and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted this Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims subject to the Effective Date occurring.

B.	Release of Liens

Except as otherwise specifically provided in this Plan, the Confirmation Order or the Exit Facilities Documentation (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documentation), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with Article III, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the written request and sole expense of the Debtors or the Reorganized Debtors, the Prepetition ABL Agent and the Prepetition Term Loan Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Agents to evidence the release of such mortgages, deeds of trust, Liens, pledges and other security interests (including as required under the laws of other jurisdictions for non-U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

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C.	Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, to the fullest extent permitted by applicable law, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, pursuant to the Confirmation Order and on and after the Effective Date, the Released Parties and their respective property are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released, acquitted and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort, or otherwise, by statute, violations of federal or state securities law or otherwise that the Debtors, the Reorganized Debtors, or their Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors, their Affiliates, the Reorganized Debtors, the Chapter 11 Cases, the Debtors’ in- or out-of-court restructuring efforts (including the pursuit of the Restructuring Transactions), intercompany transactions, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Prepetition ABL Documents, the Prepetition Term Loan Documents or the Indenture, the negotiation, formulation, preparation, dissemination, or filing of the Plan and any solicitation of votes with respect to the Plan, the Restructuring Support Agreement the Plan Supplement, the Disclosure Statement, the Backstop Commitment Agreement, the documents in connection with the Rights Offering, the DIP Facility, the Exit Facilities, and any related agreements, instruments, term sheets or other documents contemplated by the foregoing or appropriate to effectuate the foregoing, the pursuit of Confirmation, the pursuit of Consummation, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for any obligations arising under or pursuant to this Plan, the Restructuring Support Agreement (including the Restructuring Term Sheet), the Backstop Commitment Agreement or other Restructuring Documents, and except for any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction (all such claims and liabilities as described herein, collectively, the “Released Claims”); provided, however, that any holder of a Claim or Interest that opts out of the releases contained in the Plan or otherwise objects to the Plan or any portion or aspect thereof, including the releases in the Plan, shall not be a “Released Party.”

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the rights of the applicable party or Entity to enforce any Restructuring Document and any agreement assumed pursuant to the Plan or by order of the Court.

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Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Released Claims released by the Debtors, the Reorganized Debtors and the Estates; (3) in the best interests of the Debtors, the Estates and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Third-Party Release

Except as otherwise provided in this Plan, for good and valuable consideration, as of the Effective Date and to the fullest extent permitted by applicable law, as of the Effective Date, each of the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and acquitted each of the Released Parties and their respective property from any and all Released Claims; provided, however, that any holder of a Claim or Interest that opts out of the releases contained in the Plan or otherwise objects to the Plan or any portion or aspect thereof, including the releases in the Plan, shall not be a “Released Party.”

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the rights of the applicable party or Entity to enforce any Restructuring Document and any agreement assumed pursuant to the Plan or by order of the Court.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes, by reference, each of the related provisions and definitions contained under this Plan, and, further, shall constitute the Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of this Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation

To the maximum extent permitted by Section 1125(e) of the Bankruptcy Code and without affecting or limiting either the estate release set forth in Article VIII.C or the third party releases of the Releasing Parties set forth in Article VIII.D, and notwithstanding anything herein to the contrary, no Exculpated Party will have or incur, and each Exculpated Party is hereby exculpated from any claim, obligation, suit, judgment, damage,

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demand, debt, right, cause of action, remedy, loss, and liability for any claim related to any act or omission derived from, based upon, related to or arising from the Debtors’ in or out-of-court prepetition restructuring efforts, including the Restructuring Transactions; the administration of the Chapter 11 Cases; the formulation, preparation, dissemination, negotiation or Filing of the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Filings related to the Rights Offering, or any contract, instrument, release or other agreement or document (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, including the Restructuring Documents; the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of New Equity, Stapled Special Voting Stock and New Convertible Bonds (inclusive of the Management Commitment Convertible Bonds, the Rights Offering Convertible Bonds, the Premium Convertible Bonds, the Management Commitment Stapled Special Voting Stock, the Rights Offering Stapled Special Voting Stock and the Stapled Special Voting Stock) under or in connection with the Plan; the postpetition purchase, sale, or rescission of the purchase or sale of any security of the Debtors the postpetition purchase, sale, or rescission of the purchase or sale of any security of the Debtors; or the transactions in furtherance of any of the foregoing; provided, that nothing in this Article VIII.E shall be construed to release or exculpate an Exculpated Party from gross negligence, willful misconduct, or fraud as determined by a Final Order.

F.	Injunction

Except as otherwise expressly provided in this Plan or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims or Interests that have been released, discharged or are subject to exculpation pursuant to Article VIII of this Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, and/or the Released Parties:

1.	commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests;

2.

enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests;

3.

creating, perfecting or enforcing any lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests;

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4.

asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

5.

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to this Plan.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan or under any document, instrument or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan from bringing an action to enforce the terms of this Plan or such document, instrument or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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I.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications

For the avoidance of doubt, the releases in this Article VIII of this Plan shall not waive, affect, limit, restrict or otherwise modify the right of any party in interest to object to any Accrued Professional Compensation Claim or final fee application Filed by any Professional in the Chapter 11 Cases.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION AND

CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to Confirmation of the Plan

The following are conditions precedent to confirmation of the Plan:

1.	an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Court;

2.	the Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed; and

3.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect,

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C of this Plan):

1.

the Court shall have entered the Confirmation Order, the form and substance of which is acceptable to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights on the terms set forth in the Restructuring Support Agreement;

2.	the Confirmation Order shall be a Final Order;

3.	the Court shall have entered the Interim DIP Order and the Final DIP Order;

4.	the Professional Fee Escrow shall have been established and funded in Cash in accordance with Article II.B.1 of this Plan;

5.

the Restructuring Documents shall be in form and substance acceptable or reasonably acceptable (as applicable in accordance with Section 3.02 of the Restructuring Support Agreement) to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights in the Restructuring Support Agreement and contain terms and conditions consistent in all material respects with this Plan and the Restructuring Support Agreement;

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6.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court in a manner consistent in all material respects with the Restructuring Support Agreement;

7.	the New Organizational Documents shall have been filed with the appropriate governmental authorities, as applicable.

8.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

9.

the Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Required Consenting Noteholders, authorizing the Company’s assumption of and performance under the Backstop Commitment Agreement, which order may be the Confirmation Order, and such order shall be a Final Order;

10.	the Backstop Commitment Agreement shall not have been terminated and shall be in full force and effect, and the parties thereto shall be in compliance therewith;

11.

the Rights Offering and all related transactions shall have been conducted and consummated, in all material respects, in accordance with the Rights Offering Procedures, the Backstop Commitment Agreement, the order authorizing the Company’s assumption of and performance under the Backstop Commitment Agreement, and any other relevant transaction documents;

12.

all actions and all agreements, instruments or other documents necessary to implement this Plan, including, without limitation, entry into the Restructuring Documents and the New Organizational Documents, shall have been effected or executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of such agreements, instruments or other documents shall have been waived or satisfied in accordance with their terms thereof and to the extent applicable, the closing of such agreements, instruments or other documents shall have occurred;

13.

all material governmental approvals and consents that are legally required for the consummation of this Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and

14.

to the extent invoiced at least two (2) Business Days before the Effective Date, all unpaid Restructuring Expenses shall have been paid in Cash pursuant to the applicable fee arrangements of such professionals.

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C.	Waiver of Conditions

The conditions to the Effective Date of this Plan set forth in this Article IX.B may be waived only if waived in writing by the Debtors and the Required Consenting Noteholders, other than Article IX.B.5, which may only be waived in writing by the Debtors and the Required Consenting Stakeholders, without notice, leave or order of the Court or any formal action other than proceedings to confirm or consummate this Plan.

D.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Failure of a Condition.

If the conditions listed in Article IX.B of the Plan are not satisfied or waived in accordance with Article IX.C of the Plan on or before the first Business Day that is more than thirty (30) days after the date on which the Confirmation Order is entered or by such later date as may be agreed between the Debtors and the Required Consenting Noteholders and set forth by the Debtors in a notice Filed with the Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments

Subject to the limitations contained herein and in the Restructuring Support Agreement, the Debtors reserve the right (subject to the consent right of the Required Consenting Noteholders under the Restructuring Support Agreement) to modify this Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in this Plan and the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend or materially modify this Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C.	Revocation or Withdrawal of This Plan

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, or if Confirmation and Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests or the Non-Debtors, or (iii) constitute an representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtors.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and this Plan, including jurisdiction to:

1.

allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;

2.

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;

3.

resolve any matters related to: (a) the assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims; (b) any dispute regarding whether a contract or lease is or was executory or expired; and (c) any other issue related to an Executory Contract or Unexpired Lease;

4.

to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

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5.	ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

6.

adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

7.	adjudicate, decide or resolve any and all matters related to Causes of Action;

8.	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

9.

enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan or the Disclosure Statement;

10.	enter and enforce any order for the sale of property pursuant to section 363, 1123 or 1146(a) of the Bankruptcy Code;

11.

resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;

12.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

13.	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan;

14.

resolve any cases, controversies, suits, disputes or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of this Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

15.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment of General Unsecured Claims by the Debtors or the Reorganized Debtors;

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16.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17.

determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

18.	adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated herein, subject to the proviso in sub-paragraph 17 above;

19.	consider any modifications of this Plan, to cure any defect or omission or to reconcile any inconsistency in any Court order, including the Confirmation Order;

20.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

21.	to resolve disputes as to the ownership of any Claim or Interest;

22.	hear and determine matters concerning state, local, federal and foreign taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

23.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

24.	hear, adjudicate, decide or resolve any and all matters related to Article VIII of the Plan, including without limitation, the releases, discharge, exculpation and injunctions issued thereunder;

25.	enforce all orders previously entered by the Court;

26.	hear any other matter not inconsistent with the Bankruptcy Code;

27.	enter an order concluding or closing the Chapter 11 Cases; and

28.

hear, determine, and resolve any cases, matters, controversies, suits, disputes or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations and other provisions contained in Article VIII of this Plan, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions.

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As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facilities Documentation and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in this Plan, each Entity acquiring property under this Plan or the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or debt has voted on this Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

C.	Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Court shall enter the Confirmation Order. Neither this Plan, any statement or provision contained in this Plan, nor any action taken or not taken by any Debtor with respect to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement waives any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in this Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

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E.	Service of Documents

Any pleading, notice or other document required by this Plan to be served on or delivered shall be served by first class or overnight mail:

If to the Debtors or the Reorganized Debtors:

Pioneer Energy Services Corp.
1250 N. E. Loop 410
Suite 1000
San Antonio, Texas 78209
Attention: Bryce Seki (VP & General Counsel)
Email: bseki@pioneeres.com

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax: +1 212 492 0545
E-mail:	bhermann@paulweiss.com
emccolm@paulweiss.com
bbolin@paulweiss.com
epark@paulweiss.com
ghotz@paulweiss.com

Attention:	Brian S. Hermann
Elizabeth R. McColm
Brian Bolin
Eugene Y. Park
Grace Hotz

- and –

Norton Rose Fulbright US LLP
1301 McKinney Street, Suite 5100
Houston, TX 77010
Facsimile:	+1 713 651 5151
E-mail:	william.greendyke@nortonrosefulbright.com
jason.boland@nortonrosefulbright.com
bob.bruner@nortonrosefulbright.com

Attention: William R. Greendyke
Jason L. Boland
Bob Bruner

If to the Consenting Noteholders:

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Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Fax: +1 212 701 5800
E-mail:	damian.schaible@davispolk.com
natasha.tsiouris@davispolk.com
erik.jerrard@davispolk.com

Attention:	Damian S. Schaible
Natasha Tsiouris
Erik Jerrard

-and-

Haynes & Boone LLP
1221 McKinney Street

Suite 2100
Houston, TX 77010
Fax: +1 713 236 5638
E-mail:	charles.beckham@haynesboone.com

Attention:	Charles A. Beckham Jr.

If to the Consenting Term Loan Lenders:

Vinson & Elkins LLP
The Grace Building, 1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Fax: + 917-849-5358
Email:	dmeyer@velaw.com
pheath@velaw.com
kheverin@velaw.com
Attention:	David S. Meyer
Paul Heath
Kevin Heverin

F.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

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G.	Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

H.	Exhibits

All exhibits and documents included in the Plan and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/pioneerenergy or the Court’s website at http://www.nysb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of this Plan shall control.

I.	Consent Rights of Required Consenting Stakeholders, Required Commitment Parties and Required DIP Lenders

Any and all consent rights of the Required Consenting Stakeholders (or any other Consenting Stakeholder (as defined in the Restructuring Support Agreement), as applicable), the Required Commitment Parties (or any Commitment Party, as applicable), or the Required DIP Lenders (or any DIP Lender, as applicable), set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, and any other Restructuring Documents are fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms. In case of a conflict between the consent rights of the Required Consenting Stakeholders, Required Commitment Parties, or Required DIP Lenders (or any Consenting Stakeholder, Commitment Party, or DIP Lender, if applicable) set forth in the Restructuring Support Agreement with the consent rights of the Required Consenting Stakeholders, Required Commitment Parties, or Required DIP Lenders (or any Consenting Stakeholder, Commitment Party, or DIP Lender) set forth in any Restructuring Document, the consent rights in the Restructuring Support Agreement shall control. In addition, the terms and conditions of the Backstop Commitment Agreement, DIP Credit Agreement and Exit Facilities Documentation, and all related documents shall be consistent with the Restructuring Term Sheet and the exhibits thereto, and any modification, amendment, supplement or waiver of any term of such documents or of the Plan or Plan Supplement, or of any other document that adversely modifies, amends, supplements or waives any provision relating to the Backstop Commitment Agreement, DIP Credit Agreement and Exit Facilities Documentation shall be subject to the consent rights set forth in the Restructuring Support Agreement.

J.	Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

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K.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such terms or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Stakeholders and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Stakeholders, and the Backstop Parties and each of their respective Affiliates, agents, representatives, members, principals, equityholders (regardless of whether such interests are held directly or indirectly), officers, directors, partners (including both general and limited partners) managers, employees, advisors (including investment advisers) and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under this Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan.

M.	Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

N.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

[Signature pages follow.]

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Respectfully submitted, as of the date first set forth above by the Debtors,

Dated: February 28, 2020	PIONEER ENERGY SERVICES CORP. (for itself and on behalf of each of its subsidiary debtors as Debtors and Debtors in Possession)

	By:	/s/ Lorne Phillips
Name: Lorne Phillips
Title: Chief Financial Officer

[Signature Page to the Prepackaged Plan]

Exhibit 2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re:	Chapter 11

PIONEER ENERGY SERVICES CORP., et al.,[1]	Case No. 20-31425 (DRJ)

Debtors.	(Jointly Administered)

NOTICE OF (I) ENTRY OF ORDER APPROVING THE DEBTORS’

DISCLOSURE STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION AND (II) THE

OCCURRENCE OF THE EFFECTIVE DATE

PLEASE TAKE NOTICE that on [_____], 2020, the Honorable David R. Jones, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), entered the Findings of Fact, Conclusions of Law, and Order Approving the Debtors’ Disclosure Statement and Confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. __] (the “Confirmation Order”) confirming the Plan2 [Docket No. 16] and approving the Disclosure Statement [Docket No. 16] of the above-captioned debtors and debtors in possession (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [_____], 2020.

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order, the Plan, and the related documents are available for inspection. If you would like to obtain a copy of the Confirmation Order or the Plan, you may contact Epiq Corporate Restructuring, LLC, the voting and claims agent (the “Notice and Claims Agent”) retained by the Debtors in these Chapter 11 Cases, by: (i) accessing the Debtors’ restructuring website at https://dm.epiq11.com/pioneerenergy, (ii) calling the Notice and Claims Agent at 1-833-991-0977 (Domestic Toll-Free) or 1-503-597-7679 (International); or (ii) emailing the Notice and Claims Agent at PioneerEnergy@epiqglobal.com. Parties may also obtain any documents filed in the Chapter 11 Cases via PACER at https://www.pacer.gov/.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if applicable, are as follows: Pioneer Energy Services Corp. (8619); Pioneer Coiled Tubing Services, LLC (6232); Pioneer Drilling Services, Ltd. (2497); Pioneer Fishing & Rental Services, LLC (4399); Pioneer Global Holdings, Inc. (4707); Pioneer Production Services, Inc. (1361); Pioneer Services Holdings, LLC (4706); Pioneer Well Services, LLC (7572); Pioneer Wireline Services Holdings, Inc. (6455); and Pioneer Wireline Services, LLC (2205). The headquarters for the above-captioned Debtors is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

[2]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Joint Prepackaged Plan of Reorganization for Pioneer Energy Services Corp. and its Affiliated Debtors [Docket No. 16] (as modified, amended, and including all supplements, the “Plan”).

PLEASE TAKE FURTHER NOTICE that the Bankruptcy Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that pursuant to Article V of the Plan, all (a) requests for payment of Cure Claims that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Reorganized Debtors and the Notice and Claims Agent on or before thirty (30) days after the Effective Date and/or (b) proofs of claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be filed with the Bankruptcy Court within thirty (30) day after the date of the order of the Court approving such rejection (including the Confirmation Order). Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, as applicable, without the need for any objection by the Debtors, Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, and any Holder of a Claim or Interest and such Holders’ respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan, and whether or not such Holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contact other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

[Remainder of Page Intentionally Left Blank.]

2

Dated: _______, 2020	Respectfully submitted,

Houston, Texas

/s/
Jason L. Boland (SBT 24040542)
William R. Greendyke (SBT 08390450)
Robert B. Bruner (SBT 24062637)
Julie Goodrich Harrison (SBT 24092434)
NORTON ROSE FULBRIGHT US LLP 1301 McKinney Street, Suite 5100
Houston, Texas 77010
Telephone: (713) 651-5151
Facsimile: (713) 651-5246
Email: jason.boland@nortonrosefulbright.com
Email: william.greendyke@nortonrosefulbright.com
Email: bob.bruner@nortonrosefulbright.com
Email: julie.harrison@nortonrosefulbright.com

-and-

Brian S. Hermann (admitted pro hac vice)
Elizabeth R. McColm (admitted pro hac vice)
Brian Bolin (admitted pro hac vice)
Eugene Y. Park (admitted pro hac vice)
Grace C. Hotz (admitted pro hac vice)
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
Email:bhermann@paulweiss.com
Email:emccolm@paulweiss.com
Email:bbolin@paulweiss.com
Email:epark@paulweiss.com
Email:ghotz@paulweiss.com

Counsel to the Debtors and
Debtors in Possession